Exhibit 2.1

SHARE PURCHASE AGREEMENT

27 June 2017

relating to the sale and purchase of the entire

issued share capital of

WENJO B.V.

between

MR. H.J. GROENEVELD

as Seller

and

TIMKEN EUROPE B.V.

as Purchaser

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SCHEDULES AND ANNEXES

SCHEDULE (C)

Particulars of the Group

SCHEDULE 1.1(A)

Data Room index

SCHEDULE 1.1(B)

Deed of Transfer

SCHEDULE 1.1(C)

Notary Letter

SCHEDULE 1.1(D)

Company Accounts

SCHEDULE 1.1(E)

Groeneveld Holding Accounts

SCHEDULE 3.1

Calculation of the Purchase Price

SCHEDULE 4.2.1

Leakage Statement

SCHEDULE 4.3.2

Independent Expert procedure

SCHEDULE 7.4

Completion actions

ANNEX 7.4(B) (PART A)

Particulars of resigning persons

ANNEX 7.4(B) (PART B)

Resignation letter

ANNEX 7.4(B) (PART C)

Shareholders resolution

ANNEX 7.4(J)

Particulars of persons to be appointed

ANNEX 7.4(G)

Acquired Assets

SCHEDULE 9.1.1

Seller’s Warranties

SCHEDULE 9.2

Purchaser’s Warranties

SCHEDULE 13

Tax

SCHEDULE 14

Litigation Cases

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This Share Purchase Agreement (this Agreement) is dated 27 June 2017 and made between:

(1)	MR. H.J. GROENEVELD, born on 5 July 1954 at Werkendam, The Netherlands, and residing at Dreef 21, 2328 Hoogstraten, Belgium (the Seller); and

(2)

TIMKEN EUROPE B.V., a private company with limited liability incorporated under Dutch law, having its official seat in Amsterdam, the Netherlands, and its registered office address at Jachthavenweg 109 H, 1081KM Amsterdam, the Netherlands, registered with the Dutch trade register under number 24275478 (the Purchaser).

The Seller and the Purchaser are also jointly referred to as the Parties and individually as a Party;

WHEREAS:

(A)

at Completion, the Seller will hold the legal and beneficial title to 40 (forty) ordinary shares with a nominal value of EUR 340.34 (three hundred forty euro and thirty-four euro cent) each (the Ordinary Shares), and 94,830 (ninety-four thousand eight hundred thirty) preference shares with a nominal value of EUR 0.01 (one euro cent) each (the Preference Shares, and together with the Ordinary Shares, (the Shares)) in the capital of Wenjo B.V., a private company with limited liability incorporated under Dutch law, having its official seat in Gorinchem, the Netherlands, and its registered office address at Stephensonweg 12, 4207 HB Gorinchem, the Netherlands, registered with the Dutch trade register under number 23077694 (the Company). The Seller has been holding the depository receipts issued in relation to the Shares uninterruptedly since October 1998;

(B)	the Shares constitute 100% (one hundred per cent) of the issued and outstanding share capital of the Company;

(C)

the Company and its direct and indirect subsidiaries, the group structure of which is set out in Part A of Schedule (C), are engaged in the business of manufacturing and supplying automatic lubrication, oil management, safety support and ICT solutions (the business of the Group Companies as conducted from time to time, the Business);

(D)	the Seller initiated a sale of the Shares through a controlled auction process and the Purchaser was selected as the purchaser of the Shares;

(E)

during that auction process, the Seller granted the Purchaser and its Representatives the opportunity to conduct a due diligence investigation into aspects of the Shares, the Group and the Business, including by providing the Purchaser and its Representatives with several due diligence reports in respect of the Group and the Business prepared by the Seller’s advisers for purposes of the Transaction and granting them access to an electronic data room prepared for that purpose, by organising site visits, management presentations and expert meetings and by allowing the Purchaser and its Representatives to address any topics and to ask questions they deemed material in connection with the Transaction. The Purchaser conducted a due diligence investigation the scope and outcome of which were to its satisfaction;

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(F)	each of the Parties obtained all necessary corporate and other internal approvals to enter into this Agreement and to consummate the transactions contemplated by this Agreement;

(G)	the Purchaser has available from Purchaser’s Group treasury sources the funds necessary to consummate the transactions contemplated by this Agreement;

(H)	the valuation of the Shares has been determined at arm’s length on the basis of objective and economic criteria between the Seller and the Purchaser as non-related parties;

(I)

the Parties have, to the extent required in relation to the Transaction (and the financing thereof), complied with the provisions of the Social and Economic Council Merger Regulations (SER-Fusiegedragsregels 2015) and any other similar Law; and

(J)	the Seller wishes to sell and transfer and the Purchaser wishes to purchase and accept the Shares, on the terms and subject to the conditions of this Agreement.

IT IS AGREED as follows:

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

Capitalised words and expressions used in this Agreement have the meaning set out below, unless the context otherwise requires.

Accounting Principles

means accounting policies, bases, methods, practices and procedures applied on a consistent basis with the policies, bases, methods, practices and procedures consistently applied by the relevant Person in the (consolidated) annual accounts for each of the three preceding financial periods;

Accounts	means the Company Accounts and the Groeneveld Holding Accounts;

Additional Leakage	has the meaning given in Clause 4.3.1;

Additional Leakage Amount	has the meaning given in Clause 4.3.1;

Affiliate	means:

(i) in relation to any person other than a natural person, any person which is Controlled by, Controls or is under common Control with, such person; and

(ii)

in relation to a natural person, his first- and second-degree relatives (whether by blood or marriage) and any person of which he or his first- or second-degree relatives have Control, in each case from time to time (such persons under (ii) Related Parties);

Agreement	has the meaning given in the introduction of this Agreement;

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Balance Sheet Date	31 December 2016;

Business	has the meaning given in Recital (C);

Business Day	means a day (other than a Saturday or a Sunday or a public holiday) on which banks are open for business in the Netherlands, other than for internet banking services only;

Carved-Out Individuals	W.G.H. van Scherpenzeel-Groeneveld, J.E. van Hoogen-Groeneveld, W. Ketelaar, C.M.M. Fens, J.P. Roozen, I. Genoveva, C. Gheorghita and J. de Bie.

Cash Equivalent	has the meaning given in Clause 15;

Claim	means any claim by the Purchaser against the Seller in respect of any of the Seller’s Warranties or any other provision of this Agreement;

Company	has the meaning given in Recital (A);

Company Accounts	means the unaudited annual accounts of the Company for the period ending on the Balance Sheet Date, comprising a balance sheet and a profit and loss account, as attached as Schedule 1.1(d);

Completion	means the transfer of the Shares and the payment of the Purchase Price and the Loan Repayment Amount in accordance with this Agreement;

Completion Date	means the date on which Completion takes place;

Confidential Information	has the meaning given in Clause 16.1.1;

Consultant

means any individual who is not an Employee who has undertaken to do or perform personally, or is supplied to do or perform personally, any work or services for any Group Company other than a temporary worker (uitzendkracht);

Control

means, with respect to the relevant person, (i) the direct or indirect ownership or control of more than 50% (fifty per cent) of the (a) ownership interests or (b) voting power at the general meeting or a similar body, of that person, or (ii) the right or ability to (a) appoint or remove or (b) direct the appointment or removal of, such number of the members of the management board or a similar body of that person with the decisive voting power in such body;

Damage

means damage (vermogensschade) as referred to in Section 6:96 DCC, excluding lost opportunities and other indirect or consequential damage, and shall be determined without giving effect to the method (including any multipliers or ratios) that the Purchaser has used, directly or indirectly, for purposes of calculating the Purchase Price

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and in relation to any Warranty Claim will be equal to the amount required to put the Purchaser or, at the discretion of the Purchaser, any member of the Purchaser’s Group in the financial position in which it would have been had the Seller’s Warranty been true and accurate;

Dangerous Substance	means any natural or artificial substance likely to cause harm to man or any other living organism, or likely to cause significant damage to the Environment or public health or welfare;

Data Room

means the electronic data room prepared by the Seller for the purpose of facilitating the Due Diligence Investigation, the content of which is electronically stored on DVDs, a copy of which will be provided to the Purchaser and the Seller as soon as possible after the date of this Agreement, and listed in an index attached hereto as Schedule 1.1(a);

DCC	means the Dutch Civil Code;

Defaulting Party	has the meaning given in Clause 7.5;

Deed of Transfer	means the notarial instrument for the transfer of the Shares, substantially in the form attached hereto as Schedule 1.1(b);

Disclosed	means fairly disclosed as part of the Disclosed Information;

Disclosed Information	means any and all information:

(a)

disclosed in (i) this Agreement, (ii) the Data Room, (iii) the written answers provided to questions submitted by the Purchaser or any of its Affiliates or Representatives in the Data Room during the Due Diligence Investigation, (iv) the Vendor Due Diligence Reports, and (v) the Information Memorandum;

(b)	disclosed to the Purchaser, its Affiliates or any of their respective Representatives in writing in response to any other question raised as part of the Due Diligence Investigation;

(c)	disclosed to the Purchaser, its Affiliates or any of their respective Representatives in the tax, finance, legal, HR and ICT expert calls; and

(d)

available in (i) the commercial registers of (a) the Netherlands (handelsregister), (b) Belgium (Federation of Belgian Chambers of Commerce), (c) France (registres du commerce et des sociétés), (d) Italy (Italian Chamber of Commerce but only to the extent relating to the official excerpts and by-laws

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available through the Italian Chamber of Commerce), (e) United States of America (US Chamber of Commerce), (f) Brazil (Brazil Chamber of Commerce and Industry), (g) Australia (Australia Chamber of Commerce and Industry) and (h) Canada (Canada Chamber of Commerce and Industry); (ii) the land registers of: (a) the Netherlands (kadaster) (b) Belgium (Cadgis.be), (c) United States of America (http://de.uslandrecords.com), (d) Brazil (Cartorio de registro de imoveis), (e) Canada (http://www.titlesearchers.ca/registries/), (f) Australia (http://www.australia.gov.au/content/land-titles) and (g) Canada (http://www.titlesearchers.ca/registries/), (iii) the Dutch insolvency register (insolventieregister); (iv) the online trademark database maintained by TMView; and (v) the online patent registers of (a) the Benelux Patent Office; (b) the Canadian Patent Office; (c) the WIPO; (d) the US Patent and Trademark Office; (d) the UK Patent office; and (e) EUIPO;

Due Diligence Investigation	means the due diligence investigations performed by and on behalf of the Purchaser or any of its Affiliates as referred to in Recital (E);

Effective Date	means 1 January 2017, 00:01;

Employee	means any director or other individual employed by any Group Company under a contract of employment;

Encumbrance

means a pledge, mortgage or other security interest of any kind (other than pursuant to Law or constitutional document), or the commitment to create any of the foregoing; and to Encumber shall be construed accordingly;

Environment

means the natural and man-made environment, including all or any of the following media, namely air (including the air within buildings or other natural or man-made structures above or below ground), water (including water under or within land or drains or sewers) and land and any living organisms (including man) or systems supported by those media;

Environmental Law

means all Law concerning the protection of human health or the environment or the generation, transportation, storage, treatment or disposal of a Dangerous Substance and capable of enforcement by legal process in the jurisdiction of operation of each Group Company;

Environmental Matters	means all matters relating to the control of Dangerous Substances or waste, pollution or protection of the Environment and/or the health

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and well being of human beings and other living things;

First Expiration Date	has the meaning given in Clause 15;

Fundamental Warranties	has the meaning given in Clause 9.1.1(a);

Governmental Entity

means any international, supranational, European Union, national, federal, regional, provincial, municipal, or local body or authority exercising a legislative, judicial, executive, regulatory or self-regulatory, administrative or other governmental function and with jurisdiction in respect of the relevant matter;

Groeneveld Holding

means Groeneveld Groep Holding B.V., a private company with limited liability incorporated under Dutch law, having its official seat in Gorinchem, the Netherlands, and its registered office address at Stephensonweg 12, 4207 HB Gorinchem, the Netherlands, registered with the Dutch trade register under number 11053021;

Groeneveld Holding Accounts

means (i) the audited annual accounts of Groeneveld Holding for the period ending on the Balance Sheet Date, comprising a balance sheet and a profit and loss account (each including the explanatory notes thereto) as well as a consolidated balance sheet and a consolidated profit and loss account (each including the explanatory notes thereto), reflecting the financial position of the Group Companies on a consolidated basis, (ii) the directors report regarding Groeneveld Holding (on a consolidated basis) for the period ending on the Balance Sheet Date, and (iii) the other information listed in Section 2:392 DCC, including the auditor’s statement in respect of the annual accounts and the directors report of the Company for the period ending on the Balance Sheet Date, as attached as Schedule 1.1(e);

Group	means the Company and its Subsidiaries;

Group Company	means any member of the Group;

Independent Expert	has the meaning given in Clause 4.3.2;

Information Memorandum	means the information memorandum prepared by Nielen Schuman B.V. dated April 2017;

Key Persons

means collectively, Mr. Ron den Engelsen, Mr. Sjaak van Boxtel, Mr. Luc Lammens, Mr. Theo Knijf, Mr. Erik ‘t Jong, Mr. Ivar de Hek, Mr. Diego Macario, Mr. Robbert Leenheer, Mr. Fred van der Heijden, Mr. David Armstrong, Mr. Rogerio Fuzaro and Mr. Tim Wynia;

Law

means, with respect to the relevant subject matter or person, all applicable legislation, regulations, rules, directives, decrees, and other legislative measures or decisions having the force of law, as well as treaties, conventions and other agreements between states,

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or between states and the European Union or other supranational bodies, rules of common law, customary law and equity, and all other laws of, or having effect in, any jurisdiction from time to time;

Leakage	means each of the following items:

(a)	the amount of all payments made by any Group Company to any member of the Seller’s Group (excluding the Group Companies) following a capital decrease;

(b)

the amount of all other distributions of profits or reserves, whether by way of dividend or a repurchase or redemption of share capital or otherwise, and any other payment in respect of any share capital, loan capital or other securities of any Group Company, in each case whether in cash or in kind, paid or made by any Group Company to any person other than a Group Company during the period from (but including) the Effective Date up to Completion;

(c)

the amount of any other payments made by any Group Company to any member of the Seller’s Group (excluding the Group Companies) during the period from (but including) the Effective Date up to Completion;

(d)

an amount equal to the value of all assets sold, transferred or otherwise disposed of by any Group Company to any member of the Seller’s Group (excluding the Group Companies) during the period from (but including) the Effective Date up to Completion, to the extent not sold, transferred or otherwise disposed of at fair market value;

(e)

the amount of any indebtedness or liability owed by any member of the Seller’s Group (excluding the Group Companies) which is waived by any Group Company during the period from (but including) the Effective Date up to Completion;

(f)

the amount of any indebtedness repaid (except to the extent repaid on arm’s length terms consistent with past practice) or incurred (except for interest accrued consistent with past practice) to any member of the Seller’s Group (excluding the Group Companies) by any of the Group Companies during the period from (but including) the Effective Date up to Completion;

(g)	any guarantee, indemnity or security (including surrender) provided by any Group Company in respect of the obligations or liabilities of the Seller’s Group from the Effective Date up to Completion;

(h)	the amount of any indebtedness or liability owed by any member

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of the Seller’s Group (excluding the Group Companies) to any third party which is assumed or indemnified during the period from (but including) the Effective Date up to Completion and results in an obligation to pay by any of the Group Companies, other than any indebtedness or liabilities in respect whereof any of the Group Companies is the principal debtor;

(i)

the amount of any fees (including fees of legal counsel and other external advisers), costs and expenses (whether of external advisers, of any member of the Seller’s Group or of any other person) in relation to the Transaction incurred or reimbursed by, or charged to, any Group Company, to the extent not already taken into account in the calculation of the Purchase Price;

(j)

the amount of any bonus (whether in cash or in kind) paid or payable to any shareholder, director or employee of any member of the Seller’s Group (including the Group Companies) as an incentive to complete, or triggered by, the Transaction, incurred or reimbursed by, or charged to, any Group Company;

(k)

any amount for break fees, termination fees, interest compensation, prepayment fees, costs or penalties and expenses (including the fees and expenses of lawyers) incurred by the Group Companies in connection with the repayment at Completion of the Loans, the release of any security rights held by or for the benefit of the lenders under the Loans and the related registrations required to reflect such release or the termination of any hedging arrangements;

(l)

the payment of any item by any Group Company or Participation that would otherwise result in a liability of the Seller under the Seller’s Warranties or the Tax Indemnity at or after Completion between the Effective Date and the Completion Date;

(m)	the amount of Tax imposed on or payable by, or withheld from, any Group Company in respect of any of the matters referred to in items (a) up to and including (l) above;

(n)	the agreement or undertaking (whether conditionally or otherwise) by any Group Company to do any of the matters set out in items (a) up to and including (m) above except to the extent (re)paid to the relevant Group Companies (taking into account any net Leakage Tax Benefit) prior to Completion;

Leakage Amount	has the meaning given in Clause 4.1;

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Leakage CIT

means, in respect of each Leakage item, the portion thereof which is (or is reasonably expected to be) deductible by any Group Company for corporate income tax purposes against any taxable income, profits or gain earned, accrued or received in any period after the Balance Sheet Date, to the extent of any Tax Benefit (either under paragraph (i) or paragraph (ii) of that definition);

Leakage Tax Benefit	means the aggregate of the Leakage CIT and the Leakage VAT;

Leakage VAT	means, in respect of each Leakage item, the amount of VAT which is (or is reasonably expected to be) recoverable or off-settable by any Group Company;

Lenders	means the lenders under the Loans;

Lenders’ Bank Accounts	means the bank accounts of the Lenders as specified by the Lenders to the Notary prior to Completion;

Liquid Assets	has the meaning given in Clause 15;

Litigation Cases	has the meaning given in Clause 14.1;

Loan Repayment Amount

means all outstanding amounts (whether or not due and payable) under the Loans at Completion, including any interest accrued thereon and any fees, costs and expenses and penalties in relation to the (early) repayment thereof;

Loans

means the loans granted pursuant to (i) the credit facility agreement dated 1 April 2016 between ING Bank N.V. and Groeneveld Groep Onroerend Goed Nederland B.V., (ii) the credit agreement dated 18 July 2016 between, amongst others, ABN AMRO Bank N.V. and Groeneveld Holding, (iii) the credit facility agreement dated 1 April 2016 between The Bank of Nova Scotia and Groeneveld Lubrication Solutions Inc. and (iv) the overdraft agreement dated 8 August 2013 between Intesa SanPaolo S.p.A. and Groeneveld Italia S.R.L.;

Long Stop Date	means 1 September 2017;

Material Agreements	has the meaning given in paragraph 15.1 of Schedule 9.1.1;

Notary	means Mr. P.G. van Druten or another civil law notary (notaris) (or such notary’s substitute) of Loyens & Loeff N.V. in Amsterdam, the Netherlands;

Notary Bank Account

means the third party account (derdengeldenrekening) in the name of “Loyens & Loeff Amsterdam Derdengelden Notariaat” with account number 55.72.97.133 (swiftcode ABNANL2A; IBAN NL62ABNA0557297133) at ABN AMRO Bank N.V., Rotterdam, the Netherlands;

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Notary Letter

means the letter agreement between the Notary, the Parties and the Lenders which confirms the flow of funds and sequence of Completion events, substantially in the form attached hereto as Schedule 1.1(c);

Ordinary Shares	has the meaning given in Recital (A);

Participations	means the direct and indirect participations of the Company listed in Part C of Schedule (C);

Party	has the meaning given in the introduction of this Agreement;

Payoff Letters	has the meaning given in Clause 5.3;

Preference Shares	has the meaning given in Recital (A);

Properties	has the meaning given in paragraph 7.1 of Schedule 9.1.1;

Purchase Price	has the meaning given in Clause 3.1;

Purchaser	has the meaning given in the introduction of this Agreement;

Purchaser’s Bank Account	means the bank account of the Purchaser as specified by the Purchaser to the Notary, or the Seller, as the case may be, from time to time;

Purchaser’s Group	means the Purchaser and its Affiliates, including the Group Companies from Completion;

Purchaser’s Warranties	has the meaning given in Clause 9.2;

Relevant Limitation Date

means the latest date on which any Tax Authority can, in the absence of dishonest, negligent or fraudulent conduct on the part of a Group Company, lawfully assess any Group Company for any Tax relating to a period of assessment ending before Completion or a period of assessment during which Completion falls;

Representatives

means, in relation to a person, (i) any and all persons authorised to represent such person (whether or not such authority is subject to limitations), (ii) such person’s directors, officers and employees (whether or not authorised to represent such person) and (iii) any of the professional advisers of such person;

Right to Recover	has the meaning given in Clause 12.7.1;

Second Expiration Date	has the meaning given in Clause 15;

Seller	has the meaning given in the introduction of this Agreement;

Seller’s Bank Account	means the bank account of the Seller as specified to the Notary, or the Purchaser, as the case may be, from time to time;

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Seller’s Group	means the Seller and its Affiliates, excluding the Group Companies from Completion;

Seller’s Warranties	has the meaning given in Clause 9.1.1;

Shares	has the meaning given in Recital (A);

Specific Indemnity	means the specific indemnity referred to in Clause 14;

Specified Claims	means any claim under or in connection with (i) Clause 8.2 (Protective covenants), (ii) Clause 14 (Specific Indemnity) and (iii) the Tax Indemnity;

Subsidiaries	means the direct and indirect subsidiaries of the Company listed in Part B of Schedule (C);

Subsidiary Shares	has the meaning given in paragraph 3.1 of Schedule 9.1.1;

Tax

means all corporate and other income taxes, gross receipts, license, payroll, excise, severance, stamp, windfall profits, customs duties, franchise, wage withholding tax, social security contributions, unemployment workers’ compensation, disability, personal property, sales, use, registration, alternative or add-on minimum, estimated, VAT, capital tax, real property, transfer tax, or any other tax, duty, fee, assessment or governmental charge of any kind whatsoever (in each case including any related fine, penalty, surcharge or interest), whether direct or indirect, imposed by, or payable to, any Tax Authority;

Tax Authority	means any Governmental Entity responsible for the imposition or collection or other administration of any Taxes;

Tax Benefit	means, without duplication,

(i) if reasonably determined by Purchaser that any Group Company or member of the Purchaser’s Group will be entitled to any (future) Tax Relief, the net present value of such (future) Tax Relief as reasonably determined by the Purchaser (a) by using a discount factor of 6% (six percent), (b) on the basis of the statutory rate(s) reasonably expected to be applicable for the relevant year(s) and (c) by having regard to the Tax position of the Group Companies, or

(ii) if reasonably determined by Purchaser that it is uncertain if any Group Company or member of the Purchaser’s Group will be entitled to Tax Relief based on Tax Law, or if Seller disagrees with the net present value of such Tax Relief as determined by Purchaser in accordance with paragraph (i) hereof, (a) any net Tax Refund actually received by a Group Company or member of the Purchaser’s Group, or (b) any net reduction of Tax actually realized by a Group Company

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or a member of the Purchaser’s Group;

Tax Claim	has the meaning given in Clause 12.3(c);

Tax Group	means a fiscal unity, consolidated tax group or other tax consolidation or tax grouping regime under applicable Law.

Tax Indemnity	means any indemnity set out in paragraph 2 of Schedule 13;

Tax Issue	has the meaning given in paragraph 8.1 of Schedule 13;

Tax Refund	means a refund, or rebate in respect of Tax;

Tax Return

means any return, statement, report, election, claim for refund, or form (including estimated Tax returns and reports, withholding Tax returns and reports, and information returns and reports) required to be filed with respect to Taxes, including any schedule or attachment thereto and any amendment thereof;

Tax Warranties	means the Seller’s Warranties set out in paragraph 16 of Schedule 9.1.1 and Tax Warranty means any of them;

Third Party Claim	has the meaning given in Clause 11.4.1;

Timken Deal Team Members	means messrs. Christopher Henson, Hans Landin, Curtis Stout, Alan Oberster, Hansal Patel and Richard Butler;

Transaction	means the sale, purchase and transfer of the Shares, on the terms and subject to the conditions of this Agreement;

Transaction Documents

means this Agreement, the Notary Letter and each other material document to be executed by one or more members of the Seller’s Group (excluding the Group Companies) and one or more members of the Purchaser’s Group (including the Group Companies) in connection with the Transaction;

VAT

means (i) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112), as implemented into (a) Dutch law, including but not limited to, the 1968 Turnover Tax Act (Wet op de omzetbelasting 1968) and any related regulations or decrees, and (b) the domestic laws of any other Member State of the European Union, and (ii) any value added tax or any other tax of a similar nature, that is either (a) imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in clause (i) above, or (b) imposed elsewhere;

Vendor Due Diligence Reports	means (i) the financial vendor due diligence report prepared by PricewaterhouseCoopers Advisory N.V. dated 5 May 2017, (ii) the current trading report prepared by PricewaterhouseCoopers Advisory

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N.V. dated 5 May 2017, (iii) the commercial vendor due diligence report prepared by McKinsey & Co. and (iv) the key legal aspects memorandum prepared by Loyens & Loeff N.V. dated 2 June 2017; and

Warranty Claim	means a Claim by the Purchaser for any breach of any of the Seller’s Warranties.

1.2	Interpretation

1.2.1	In this Agreement, unless the context otherwise requires:

(a)	the singular includes the plural and vice versa, and each gender includes the other genders;

(b)	references to any time of day are to the time on that day in the Netherlands;

(c)

references to Recitals, Clauses, Schedules or Annexes are to recitals, clauses, schedules or annexes of this Agreement, and references to this Agreement include the Recitals, Schedules, Annexes and other attachments to this Agreement;

(d)	a reference to a person includes any natural person, corporate body, Governmental Entity or any other entity, whether or not having separate legal personality;

(e)

references to any Dutch legal term or concept shall in any jurisdiction other than the Netherlands be construed as a reference to the term or concept which most nearly corresponds to it in that jurisdiction;

(f)

English terms to which another language translation has been added in italics shall be interpreted in accordance with such other language translation, disregarding the English term to which such other language translation relates;

(g)	the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(h)	references to books and records are to the books and records (administratie) stored in any form;

(i)

where information is qualified by the expression “fairly disclosed”, the information concerned is limited to the information which is or should be reasonably apparent from the face of the relevant document or documents to enable a reasonable purchaser or its advisors, placed in the same circumstances as the Purchaser (with a similar level of experience and knowledge of the industry) to identify the nature, materiality and scope of the issue concerned; and

(j)

references to “Seller’s knowledge” or words or expressions of a similar nature shall be deemed to refer to the actual knowledge of the Seller after due enquiry with Mr. Ron den Engelsen, Mr. Sjaak van Boxtel, Mr. Luc Lammens Mr. Bart Bendel and Mr. Ivar de Hek, as per the date of this Agreement.

1.2.2	Headings and sub-headings in this Agreement are inserted for convenience only and shall not affect the interpretation of this Agreement.

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1.2.3

Except as expressly otherwise provided in this Agreement, all periods of time set out in this Agreement shall start on the day following the day on which the event triggering the relevant period of time occurred. The expiration date shall be included in the period of time. If the expiration date is not a Business Day, the expiration date shall be the next Business Day.

1.2.4	All interest accruing under this Agreement is to be calculated on the basis of the actual number of days elapsed and a year of 360 (three hundred sixty) days.

1.2.5	All notices, demands, requests, statements, certificates and other documents and communications related to this Agreement shall be in English.

1.2.6

No provision of this Agreement shall be interpreted against a Party solely as a result of the fact that such Party was responsible for the drafting of such provision, it being acknowledged that Representatives of the Seller as well as the Purchaser have participated in drafting and negotiating this Agreement.

1.2.7	An action taken by a person will be deemed to have been taken in the ordinary course of business only if:

(a)	such action is consistent with the past practices of such person and is taken in the ordinary course of the normal day-to-day operations of such person; and

(b)

such action is not required to be authorised by the board of directors of such person (or by any person or group of persons exercising similar authority) and is not required to be specifically authorised by the holding company (if any) of such person.

1.2.8

Any reference to something occurring in the ordinary course of business shall not include anything that relates to or involves the acquisition or disposal of an asset or the supply of services (including the lending of money, or the hiring or licensing of tangible or intangible property) in a transaction which is not entered into on arm’s length terms.

2	SALE, PURCHASE AND TRANSFER

2.1	Sale and purchase

The Seller hereby sells the Shares to the Purchaser and the Purchaser hereby purchases the Shares from the Seller, on the terms and subject to the conditions of this Agreement.

2.2	Transfer

2.2.1

The Seller agrees to transfer the Shares to the Purchaser and the Purchaser agrees to accept the Shares from the Seller, on the Completion Date, free from Encumbrances and with all rights attached to them, on the terms and subject to the conditions of this Agreement.

2.2.2

Subject to Completion and the terms and conditions of this Agreement, the Shares, the Group Companies and their respective businesses shall be for the benefit and risk of the Purchaser with effect from the Effective Date, irrespective of the fact that Completion takes place at a later date.

3	PURCHASE PRICE

3.1	Purchase Price

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The aggregate purchase price for the Shares (the Purchase Price) shall be:

(a)	an amount of EUR 274,738,959.24 (two hundred seventy-four million seven hundred thirty-eight thousand nine hundred fifty-nine euro and twenty-four cents);

minus

(b)	an amount equal to EUR 817,648.19 (eight hundred eighteen thousand, six hundred forty-eight euro and ninety-two cents) being the Leakage Amount determined in accordance with Clause 4.2.

The amount under (a) is calculated as set out in Schedule 3.1 (Calculation of Purchase Price).

3.2	Payment of Purchase Price

The Purchase Price shall be paid in full and in cash at Completion by the Purchaser to the Seller in accordance with the provisions of the Notary Letter.

4	LEAKAGE

4.1	No Leakage

In case of any Leakage, the Seller shall pay to the Purchaser (or any relevant Group Company as the Purchaser may direct) the amount required (on a euro for euro basis) to put the Purchaser (or the relevant Group Company) in the financial position it would have been in had there not been any Leakage taking into account any Leakage Tax Benefit as determined in accordance with this Agreement, plus all reasonable out of pocket costs and expenses of recovery incurred by the Purchaser in relation thereto (the Leakage Amount).

4.2	Leakage disclosure

4.2.1

The Seller has on the date of this Agreement provided the Purchaser with a detailed written statement, attached hereto as Schedule 4.2.1, setting out the items comprising Leakage, if any, and its calculation of the Leakage Amount for the purpose of Clause 3.1(b), including sufficient detail so as to enable the Purchaser to verify the Leakage and the calculation of the Leakage Amount. The Leakage Amount so notified shall be binding for purposes of determining the Purchase Price payable at Completion, but shall be subject to challenges (if any) in accordance with Clause 4.3.

4.3	Additional Leakage

4.3.1

Subject to Completion occurring, in case of Leakage which was not deducted from the Purchase Price in accordance with Clause 3.1(b) (Additional Leakage), the Purchaser shall be entitled for compensation, by means of exclusive remedy, by the Seller for the corresponding Leakage Amount (the Additional Leakage Amount), provided that (i) the Purchaser notifies the Seller of the Additional Leakage within 6 (six) months after the Completion Date and (ii) the Purchaser’s notice to that effect sets out, to the extent reasonably possible, the items comprising the Additional Leakage, the Purchaser’s calculation of the Additional Leakage Amount and sufficient further detail so as to enable the Seller to verify the Additional Leakage and the Additional Leakage Amount, unless the Seller notifies the Purchaser within 20 (twenty) Business Days after receipt thereof that

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it disputes the Additional Leakage and/or the Additional Leakage Amount, providing the Purchaser with its own calculation of the Additional Leakage Amount and, to the extent reasonably possible, evidence thereof.

4.3.2

Following notification by the Seller to the Purchaser in accordance with Clause 4.3.1, the Parties shall, in good faith, attempt to reach agreement on the Additional Leakage Amount within 20 (twenty) Business Days, failing which the items still in dispute shall be resolved and the Additional Leakage Amount shall be determined by an independent expert (the Independent Expert) who shall be appointed and instructed by the Parties in accordance with Schedule 4.3.2.

4.3.3

The Purchaser shall procure that the Seller and the Seller’s Representatives and, if appointed, the Independent Expert, shall be granted reasonable access, at reasonable times and on reasonable notice, to the books and records, premises, storage facilities and relevant personnel of the Group and any other information relating to the Group which may reasonably be required to enable them to agree on or determine the Additional Leakage Amount in accordance with this Clause 4.3, and shall be entitled to make copies as they may reasonably require in connection therewith.

4.3.4

The Seller shall ensure that the Additional Leakage Amount agreed or determined in accordance with this Clause 4.3, if any, which, per Additional Leakage item is paid to the Purchaser within 3 (three) Business Days after such agreement or determination.

4.4	Subsequent Tax Benefits in respect of (Additional) Leakage items

If, at any time after the Balance Sheet Date, any Tax Benefit connected with an (additional) Leakage item is received or realized and paragraph (ii) of the definition of Tax Benefit is applied in accordance with this Agreement, and accordingly such Tax Benefit was not taken into account in calculating the (Additional) Leakage Amount, then the Purchaser shall inform the Seller and pay, by way of an adjustment of the Purchase Price, the amount of such Tax Benefit to the Seller within 10 (ten) Business Days after such receipt or realization.

5	REPAYMENT OF LOANS

5.1	The Purchaser shall ensure that the Loan Repayment Amount is paid to the Lenders on behalf of the relevant Group Companies at Completion in accordance with the provisions of the Notary Letter.

5.2

The Seller shall provide the Purchaser with a detailed written statement setting out all items comprising the Loan Repayment Amount by no later than 5 (five) Business Days prior to the date on which Completion is envisaged to take place.

5.3

The Seller shall deliver to the Purchaser no later than 2 (two) Business Days prior to the date on which Completion is envisaged to take place payoff letters in customary form and reasonably satisfactory to the Purchaser relating to the Loans (the Payoff Letters) and documentation in customary form and reasonably satisfactory to the Purchaser evidencing the release of any pledge, mortgage, security interest or other encumbrance of any kind (if any) under the Loans subject in each case only to delivery of the Loan Repayment Amount, duly signed by the Lenders.

6	PRE-COMPLETION OBLIGATIONS

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Except as otherwise provided in this Agreement or any other Transaction Document, the Seller shall from the date of this Agreement until Completion use its best efforts to procure that: (a) each Group Company carries on its business on a going concern basis in the ordinary course; and (b) none of the Group Companies shall perform any of the actions listed in paragraph 5(d) of Schedule 9.1.1

7	COMPLETION

7.1	Date and place

Completion shall take place on 3 July 2017, at the offices of Loyens & Loeff N.V. at Fred. Roeskestraat 100, 1076 ED Amsterdam, the Netherlands.

7.2	Execution of Notary Letter

Prior to the Completion Date, the Parties and the Lenders shall sign the Notary Letter.

7.3	Payment of the Purchase Price and the Loan Repayment Amount

7.3.1

The Purchaser shall ensure that the Purchase Price and the Loan Repayment Amount are paid, with value on the Completion Date, to the Notary Bank Account under the reference “Project Grease” by no later than 10:00 on the Completion Date. The Notary shall hold such amounts for and on behalf of the Purchaser until the execution of the Deed of Transfer and, immediately thereafter, the Notary shall hold the Purchase Price for and on behalf of the Seller and the Loan Repayment Amount for and on behalf of the Lenders in accordance with the Notary Letter.

7.3.2	The amounts paid into the Notary Bank Account pursuant to Clause 7.3.1 shall be paid out in accordance with the Notary Letter.

7.4	Completion actions

Subject to receipt of the Purchase Price and the Loan Repayment Amount in the Notary Bank Account, on the Completion Date, each Party shall take (or have taken), or procure to be taken, the actions listed in relation to it or its Affiliates in Schedule 7.4 in the sequence set out therein, each such action up to Completion being conditional upon each of the preceding actions having been taken.

7.5	Failure to take Completion actions or to pay

If for any reason a Party fails to fulfil any of its obligations pursuant to Clauses 7.3 or 7.4 (such a Party being a Defaulting Party), the Purchaser, if the Defaulting Party is the Seller, or the Seller, if the Defaulting Party is the Purchaser, may elect (in addition and without prejudice to all other remedies available to it) to either:

(a)	proceed to Completion to the extent reasonably possible and permitted by Law;

(b)

defer Completion up to 5 (five) Business Days, in which event the provisions of this Clause 6 shall apply to Completion so deferred, provided that Completion cannot be deferred past the Long Stop Date; or

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(c)

terminate this Agreement with immediate effect, without incurring any liability as a result thereof and without any obligation on any Party to consummate the Transaction or to continue negotiations, in which case the provisions of Clause 17 shall apply.

If Completion is deferred, this Agreement will apply as if the deferred Completion were the original Completion; provided, however, that if Completion has not occurred by the Long Stop Date, each Party may terminate this Agreement by written notice to the other Party but provided that a Party may not terminate this Agreement if the failure of Completion to occur by such date is the result of a breach by such Party of its obligations under this Agreement.

Termination of this Agreement in accordance with this Clause 7.5 is without prejudice to all other remedies available to any Party under this Agreement or by Law in respect of any default on the part of the other Party.

Without prejudice to any rights or remedies available to any Party in respect of any default on the part of any other Party, neither of the Parties will be obliged to complete the sale and purchase of the Shares unless all those things set out in Clauses 7.3 or 7.4 and Schedule 7.4 have been done prior to Completion.

8	POST-COMPLETION OBLIGATIONS

8.1	Books and records

The Purchaser acknowledges that the Seller may after Completion require access to certain information pertaining to the Group Companies from time to time. Accordingly, the Purchaser shall procure that:

(a)

the Group Companies shall, for a period of 7 (seven) years from Completion or as much longer as required (i) by Law or (ii) in connection with any dispute under this Agreement, retain all books and records relating to any Group Company concerning the period up to Completion;

(b)	the Seller and its Representatives shall, on reasonable notice, be granted reasonable access, at reasonable times, to the premises, books and records and management of the Group; and

(c)	the Seller and its Representatives shall be allowed to make copies of documents and files as they may reasonably require,

in relation to (b) and (c), (i) in case where to do so would result in a breach of any obligation of confidentiality subject to the Seller adhering to such confidentiality obligations in writing and (ii) save where to do so would result in the loss of legal professional privileged information, in which case Seller shall be entitled to have such information provided to his legal counsel who is subject to the same legal professional privilege, unless such legal professional privilege relates to a dispute between the Seller and the Purchaser.

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8.2	Protective covenants

For the purpose of this Clause 8.2, Related Parties and Affiliates shall in respect of the Seller not include Seller’s second-degree relatives (whether by blood or marriage) and any person of which his second-degree relatives have Control, in each case from time to time.

8.2.1

The Seller hereby undertakes to the Purchaser that he will not and will procure that none of his Affiliates will, for a period of 36 (thirty six) months after Completion, except with the Purchaser’s prior written consent:

(a)

carry on, develop, acquire or invest in a business in the territory in which the Group carries on the Business at the Completion Date which is directly competing with the Business as carried out by the Group at the Completion Date, other than by way of financial investments without granting him, directly or indirectly, management functions or any material influence in such company, provided that his equity interest in that person does not exceed 5%;

(b)

other than in respect of any of the Carved-Out Individuals, enter into a contract for the services of, any natural person who is at that time, and was at the Completion Date or in the period from the Effective Date until the Completion Date, employed by or directly engaged in an executive or managerial position with any Group Company (except a person who responds, without any encouragement by or on behalf of any member of the Seller’s Group, to a general public advertisement or through an employment, head hunting or recruitment agency);

(c)

seek to obtain orders from, or offer goods or services to, any person who has been a material customer of any Group Company within the 12 (twelve) months immediately preceding the Completion Date if such causes such customer to cease ordering its orders from such Group Company; or

(d)

solicit or entice away from any Group Company any material supplier who regularly supplied goods or services to any Group Company within the 12 (twelve) months immediately preceding the Completion Date if such causes such supplier to cease supplying those goods or services to such Group Company.

8.2.2

Notwithstanding Clause 8.2.1, the Seller and each of his Affiliates shall be permitted to use the word ‘Groeneveld’ in the course of their business, except to the extent this would lead to any confusion with respect to the Business and in any event the use of the word ‘Groeneveld’ by the Seller and each of its Affiliates will not be permitted in the same industries as in which the Purchaser’s Group is active immediately after Completion and to the extent the use of the word ‘Groeneveld’ would conflict with any trade name or trade mark used by any member of the Purchaser’s Group.

9	WARRANTIES

9.1	Seller’s Warranties

9.1.1	The Seller hereby warrants to the Purchaser that:

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(a)

each of the statements included in paragraphs 1 (Authority and capacity of the Seller), 2 (Group Companies) and 3 (Shares) of Schedule 9.1.1 (the Fundamental Warranties) is true and accurate on the date of this Agreement and on the Completion Date; and

(b)

each of the other statements set out in Schedule 9.1.1 is true and accurate on the date of this Agreement and on the Completion Date, unless any such warranty is expressly stated to be given on an earlier date or for a particular period of time;

except to the extent such statements (the Seller’s Warranties) extend to projections, forecasts, estimates, statements of intent or statements of opinion, in respect of which no warranties are given.

9.1.2	The Purchaser acknowledges that:

(a)

it and its Representatives have been provided with sufficient opportunity to review the Disclosed Information and to request and review all other information and clarification they deemed relevant before entering into this Agreement;

(b)	it has performed its Due Diligence Investigation with the assistance of professional advisers, in form, scope, substance and outcome to its satisfaction;

(c)

in entering into this Agreement and any other Transaction Document, it is not relying upon, and shall not have any right or remedy in respect of, any undertaking, representation, warranty, offer, promise, assurance or other statement made by or on behalf of the Seller, unless it is expressly set out in this Agreement or any other Transaction Document;

(d)

at the time of entering into this Agreement, none of the Timken Deal Team Members has any actual knowledge of any fact, matter, circumstance or event which constitutes a breach of the Seller’s Warranties (other than the Fundamental Warranties) or may give rise to a Claim for breach thereof; and

(e)	the only Seller’s Warranties given in respect of Tax are the Tax Warranties, and none of the other Seller’s Warranties shall be deemed to be given in relation to Tax.

9.2	Purchaser’s Warranties

The Purchaser hereby warrants to the Seller that each of the statements set out in Schedule 9.2 (the Purchaser’s Warranties) is true and accurate on the date of this Agreement and on the Completion Date.

10	BREACH

Except as expressly otherwise provided in this Agreement and subject to the limitations of liability set out herein, in case of a breach of any of the Seller’s Warranties or any other provision of this Agreement by the Seller (other than a Specified Claim), the Seller shall be liable to compensate for and pay to the Purchaser or one or more Group Companies, as the Purchaser may direct, the amount of the Damage suffered or incurred by the Purchaser and/or the Group Companies as a result of such breach. Any damages, liabilities, losses or costs incurred by any Group Company as a result of a breach by the Seller of any of its obligations under this Agreement (including, for the avoidance of doubt, a breach of the Seller’s Warranties) will be deemed to be damages, liabilities,

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losses and costs incurred by the Purchaser as a result of such breach, as if such Group Company would have been a beneficiary of those obligations.

11	CLAIMS

11.1	Notification of (potential) Claims

Notwithstanding Clause 12.3, if the Purchaser or any other member of the Purchaser’s Group is notified or becomes aware of any fact, matter, circumstance or event which has given or is reasonably likely to give rise to a Claim (other than a Specified Claim or a Claim for breach of the Tax Warranties), the Purchaser shall notify the Seller thereof in writing as soon as reasonably possible but in any event within 30 (thirty) Business Days, providing as much legal and factual detail (including evidence) as reasonably possible; provided that a breach of this provision shall solely prejudice the Purchaser’s ability to pursue a Warranty Claim if and to the extent that the Seller has actually been materially prejudiced in its possibility to remedy the claim and to mitigate the amount of Damages.

11.2	Claims capable of remedy

To the extent that a fact, matter, circumstance or event giving rise to a Claim (other than a Claim under the Tax Indemnity) is capable of remedy, the Seller shall not be liable in respect of such Claim if and to the extent it is remedied within a reasonable period, but in any event within 25 (twenty-five) Business Days after the date on which the Seller was (or should have been) notified thereof pursuant to Clause 11.1.

11.3	Legal proceedings

The Purchaser’s right to pursue any Claim (other than a Specified Claim or a Claim for breach of the Tax Warranties) shall lapse (vervallen) if the Purchaser fails to institute legal proceedings against the Seller in respect thereof within 9 (nine) months after the date on which the Seller was (or should have been) notified of such Claim pursuant to Clause 11.1, unless (i) the Parties are still attempting to resolve their differences in respect of the Claim amicably and (ii) it concerns a contingent (latente) Claim, in which case such period shall only commence on the 1st (first) Business Day following the date on which it becomes actual, provided that such commencement date still falls within the applicable time period set forth in Clause 12.3.

11.4	Third Party Claims

11.4.1

If the Purchaser or any other member of the Purchaser’s Group is notified or becomes aware of any fact, matter, circumstance or event which has given or is reasonably likely to give rise to a claim against any of them (a Third Party Claim) and which, in turn, has given or is reasonably likely to give rise to a Warranty Claim (other than a Tax Issue in relation to which paragraph 8.1 of Schedule 13 shall apply instead), the Purchaser shall and shall procure that the relevant Group Companies shall:

(a)	notify the Seller thereof in accordance with Clause 11.1;

(b)

consult the Seller on the course of action to be taken in respect of the Third Party Claim and take into account any reasonable comments or requests it may have / take action (or refrain from taking action) as agreed between the Parties;

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(c)

not make any admission of liability or enter into any settlement or compromise in relation to the Third Party Claim (or any part thereof) without the prior written consent of the Seller (which consent shall not be unreasonably withheld);

(d)	keep the Seller promptly informed on the progress of the Third Party Claim;

(e)

allow the Seller, at its election, to assume the conduct of the Third Party Claim with legal counsel of its own choosing (but approved by the Purchaser, such approval not to be unreasonably withheld or delayed), subject to the Seller indemnifying the Purchaser or any relevant member of the Purchaser’s Group (in a form reasonably acceptable to the Purchaser) against any reasonable costs and expenses of third parties (excluding internal costs of Purchaser’s Group) and any other liability, cost, damage or expense reasonably incurred as a result, provided that the Seller shall not have the right to defend or direct the defense of such Third Party Claim (or to continue to defend or direct such Third Party Claim) if such claim, suit or demand is criminal in nature, or would reasonably be expected to lead to criminal proceedings; and

(f)

the Seller shall, in taking any action under paragraph (e) above (i) take into consideration the commercial interest of the Purchaser and the members of the Purchaser’s Group (ii) at all times act diligently and expeditiously in its conduct of the Third Party Claim and (iii) not make any admission of liability or enter into any settlement or compromise in relation to the Third Party Claim (or any part thereof) without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned).

11.4.2	Upon the assumption of the conduct of a Third Party Claim by the Seller,

(a)	the Purchaser shall, and shall procure that the Group Companies shall, at Seller’s reasonable cost and expense:

(i)	act in accordance with any reasonable instructions of the Seller; and

(ii)

provide the Seller, (x) in case where to do so would result in a breach of any obligation of confidentiality subject to the Seller adhering to such confidentiality obligations in writing and (y) save where to do so would result in the loss of legal professional privilege in which case Seller shall be entitled to have such information provided to his legal counsel who is subject to the same legal professional privileged information, unless such legal professional privilege relates to a dispute between the Seller and the Purchaser, with all assistance, information and documentation reasonably necessary in connection with the Seller’s conduct of the Third Party Claim; and

(b)

the Seller shall keep the Purchaser fully informed of all material relevant matters relating to the claim and shall, save where to do so would result in the loss of legal professional privilege for the Seller in respect of any dispute which may arise in respect of the Third Party Claim between the Seller and the Purchaser, forward or procure to be forwarded to the Purchaser copies of all material external correspondence relating to the claim.

11.4.3

The Purchaser shall not be obliged to take, or to procure that any other member of the Purchaser’s Group shall take, any action or do anything which will have a material adverse impact on the commercial relationship with any major customer or any major supplier of any of the Group

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Companies (including conducting any litigation against such major customers or major suppliers). Whereby a “major customer” or “major supplier” in relation to the lubrication business of the Group is a customer or supplier of the Group Companies that, along with its Affiliates, aggregates annual revenues of at least EUR 500,000 (five hundred thousand euro) for the Group Companies, whereas a “major customer” or “major supplier” in relation to the ICT business of the Group is a customer or supplier of the Group Companies that, along with its Affiliates, aggregates annual revenues of at least EUR 100,000 (one hundred thousand euro) for the Group Companies.

11.5	No claims against directors or employees

11.5.1

The Purchaser hereby waives, by means of an irrevocable third-party stipulation, its right to bring any claim against any present or former natural person director or employee of any member of the Seller’s Group (including the Group Companies) other than the Seller in accordance with this Agreement in respect of any information, opinion or advice supplied or given (or omitted to be supplied or given) by him or her to the Purchaser or any of the Purchaser’s Affiliates or Representatives in connection with the Transaction, save in case of wilful misconduct (opzet) or intentional recklessness (bewuste roekeloosheid) on the part of such present or former employee or director.

11.5.2

The Seller hereby waives, by means of an irrevocable third-party stipulation, its right to bring any claim against any Group Company or any present or former natural person director or employee of any Group Company in connection with the Transaction, including the giving of the Seller’s Warranties and preparation of the Disclosed Information, save in case of wilful misconduct (opzet) or intentional recklessness (bewuste roekeloosheid) on the part of such present or former employee or director.

11.5.3	Nothing in this Clause 11.5 shall apply to limit or restrict in any way a Party’s rights to make a claim under or in connection with the Transaction Documents.

12	LIMITATION OF LIABILITY

12.1	Disclosures

The Seller shall not be liable in respect of a Warranty Claim (other than a Warranty Claim in relation to the Fundamental Warranties) to the extent that any matter, fact, circumstance or event giving rise to such Warranty Claim was Disclosed.

12.2	General exclusions

The Seller shall not be liable in respect of any Claim (other than a Specified Claim) if and to the extent such Claim has arisen as a result of, is attributable to, or is increased by:

(a)	any voluntary act or omission after Completion by any member of the Purchaser’s Group or any person whose act or omission may be attributed to any member of the Purchaser’s Group;

(b)

any voluntary act or omission prior to Completion by any member of the Seller’s Group at the request or with the consent of the Purchaser or pursuant to this Agreement or any other Transaction Document;

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(c)	the fulfilment by any Group Company of its legal or contractual obligations, provided, where the contractual obligations are concerned, such obligations were (i) Disclosed and (ii) due at the time;

(d)

any change after Completion in Tax or accounting policies, bases, practices, or methods applied in preparing any accounts or valuing any assets or liabilities of any Group Company, other than a change required by Law in effect prior to the date of this Agreement; or

(e)	any change or enactment of Law coming into effect after the date of this Agreement (whether or not taking effect retroactively) or any change in the interpretation of existing Law since that date,

it being understood that where an act or omission is required by Law or contract in effect prior to the date of this Agreement, such act or omission shall not be deemed “voluntary”.

12.3	Overall time limitation

The Seller shall not be liable in respect of a Warranty Claim or a Tax Claim unless it was notified thereof by the Purchaser in accordance with Clause 11.1 or, if applicable in respect of a Tax Claim, in accordance with paragraph 8.1 of Schedule 13):

(a)	before the 5th (fifth) anniversary of the Completion Date where any Claim for breach of the Fundamental Warranties is concerned;

(b)	before the 3rd (third) anniversary of the Completion Date where any Claim for breach of the Warranties under paragraphs 7.6 up to and including 7.9 (Environmental) of Schedule 9.1.1 is concerned;

(c)

no later than 60 (sixty) Business Days following the Relevant Limitation Date where any Claims under the Tax Warranties or Claims under Schedule 13 are concerned (Tax Claims), provided that this time limit shall not apply if the Relevant Limitation Date in relation to that Tax Claim is extended or no longer applicable as a result of dishonest, negligent or fraudulent conduct by or on behalf of the Seller, any Group Company or any company which has at any time been a member of the same Tax Group as any Group Company, in each case prior to Completion; and

(d)	no later than 18 (eighteen) months following the Completion Date where any other Warranty Claim is concerned.

12.4	Minimum Claims

The Seller shall not be liable in respect of any Warranty Claim (other than a Claim for breach of the Fundamental Warranties) unless:

(a)

the amount thereof (disregarding any liability for related costs and expenses) exceeds an amount equal to EUR 250,000 (two hundred fifty thousand euro). For these purposes, individual Warranty Claims arising from the same, substantially the same or similar or related facts or circumstances shall be aggregated to form one and the same Warranty Claim; and

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(b)

the aggregate amount of all Warranty Claims that are not excluded by Clause 12.4(a) or any other provision of this Agreement exceeds an amount equal to EUR 2,500,000 (two million five hundred thousand euro), in which case the Seller shall be liable for the full amount and not merely the excess.

12.5	Maximum liability

The aggregate liability of the Seller in respect of all Warranty Claims (other than a Claim for breach of the Fundamental Warranties or the Tax Warranties) shall not exceed an amount equal to 10% (ten per cent) of the Purchase Price.

The aggregate liability of the Seller in respect of all Tax Claims shall not exceed an amount equal to 25% (twenty five per cent) of the Purchase Price.

The aggregate liability of the Seller in respect of all Claims shall not exceed an amount equal to the Purchase Price.

12.6	General principles

12.6.1	When calculating the liability of the Seller in respect of a Claim (other than a Claim under the Tax Indemnity), the following amounts shall be deducted:

(a)	any Tax Benefit (either under paragraph (i) or paragraph (ii) of that definition) arising to any Group Company or member of the Purchaser’s Group in connection with such Claim, if any; and

(b)

the amount of any allowance, provision or reserve (including any allowance, provision or reserve taken into account in calculating the net value of any asset) in respect of the fact, matter, circumstance or event giving rise to such Claim which has been made in the Accounts or has otherwise been taken into account or reflected therein, or has otherwise been taken into account in calculating the Purchase Price.

12.6.2

If any payment has been made by the Seller to the Purchaser in respect of a Claim (other than a Claim under the Tax Indemnity) and subsequently a Tax Benefit connected with the facts on which the relevant Claim is based is received or realized and paragraph (ii) of the definition of Tax Benefit is applied in accordance with this Agreement, and accordingly such Tax Benefit was not taken into account in calculating the liability of Seller pursuant to Clause 12.6.1(a), then Purchaser shall inform the Seller and pay, by way of an adjustment of the Purchase Price, the amount of such Tax Benefit to the Seller within 10 (ten) Business Days after such receipt or realization.

12.6.3

If and to the extent the aggregate amount to be deducted in accordance with Clause 12.6.1 exceeds the amount of the Claim concerned, the excess amount shall be carried forward and offset against any future liability of the Seller in respect of any Claim.

12.7	Purchaser’s Right to Recover

12.7.1

If the Purchaser or any other member of the Purchaser’s Group (including the Group Companies) has a right to recover or has been indemnified by any third party, including an insurer, in respect (in whole or in part) of a matter which has given rise to, or could give rise to, a Claim (a Right to Recover), other than in relation to the Specific Indemnity, the Purchaser shall:

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(a)	notify the Seller of the Right to Recover as soon as reasonably possible; and

(b)	use commercially reasonable efforts to exercise and enforce, and ensure that each relevant member of the Purchaser’s Group exercises and enforces, each Right to Recover.

12.7.2	The Seller shall not be liable in respect of a Claim (other than in relation to the Specific Indemnity) to the extent that the Purchaser or any other member of the Purchaser’s Group:

(a)

has recovered pursuant to any Right to Recover (after deducting all reasonable costs incurred by the Purchaser or the Group Company in recovering that sum and any Tax paid or payable by the Purchaser or the Group Company in relation to such recovery); or

(b)

would have had a Right to Recover if the insurance policies effected by or for the benefit of the Group Companies which are in effect as at the date of this Agreement had been maintained on no less favourable terms after Completion.

12.7.3

Where the Seller pays an amount to the Purchaser in respect of a Claim (other than in relation to the Specific Indemnity) and the Purchaser or any other member of the Purchaser’s Group has a Right to Recover which relates (in whole or in part) to the matter that gave rise to such Claim (other than in relation to the Specific Indemnity), the Purchaser shall as soon as reasonably possible notify the Seller thereof and:

(a)	procure that the relevant members of the Purchaser’s Group take commercially reasonable efforts to exercise and enforce such Right to Recover; and

(b)

pay (or repay, as the case may be) to the Seller the lower of any amount so recovered (after deducting all reasonable costs incurred by the Purchaser or the Group Company in recovering that sum and any Tax paid or payable by the Purchaser or the Group Company in relation to such recovery) or the relevant amount paid to the Purchaser by the Seller, in either case within 10 (ten) Business Days after receipt of the recovered amount.

12.8	Obligation to mitigate

Nothing in this Agreement shall be deemed to relieve the Purchaser from any duty under applicable law to mitigate any loss or damage incurred by it as a result of any breach of this Agreement, failing of which the Seller shall not be liable in respect of such Claim to the extent that such failure adversely affected its position.

12.9	No double recovery

The Purchaser shall not be entitled to recover from the Seller more than once in respect of the same loss or Tax Liability.

12.10	No limitations of liability

None of the limitations included in this Clause 12 shall apply in case of fraud (bedrog), wilful misconduct (opzet) or intentional recklessness (bewuste roekeloosheid) on the part of the Seller.

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13	TAX

Schedule 13 applies in respect of the Tax matters set out therein. In case of a conflict between the provisions of Schedule 13 and the other provisions of this Agreement, which, unless expressly provided otherwise, also apply to the aforementioned Tax matters, Schedule 13 shall prevail.

14	SPECIFIC INDEMNITY

14.1	Indemnity

14.1.1

The Seller shall indemnify (schadeloosstellen) and hold harmless (vrijwaren) the Purchaser and/or, at the Purchaser’s sole discretion, any one or more members of the Purchaser’s Group, on a euro-for-euro basis for and against all actions, claims, demands, liabilities, losses, reasonable costs, fees (including fees of legal counsel and other external advisers) and expenses suffered or incurred by or imposed upon or instituted against any member of the Purchaser’s Group in connection with the litigation cases listed in Schedule 14 (the Litigation Cases);

14.1.2

The due date for a payment to be made by the Seller to the Purchaser under this Clause 14.1 shall be 20 (twenty) Business Days after the date on which the Seller has received from the Purchaser a notice setting out the amount due pursuant to (i) a first authenticated copy of a provisionally enforceable decision of a competent court or other tribunal issued in executory form or (ii) a duly executed settlement agreement in relation to a Litigation Case, which date must fall within a period of 5 (five) years after the Completion Date. In deviation of the foregoing, the Seller shall reimburse reasonable costs, fees (including fees of legal counsel and other external advisers) and expenses relating to the conduct of a Litigation Case within 20 (twenty) Business Days after having received a copy of the relevant invoice from the Purchaser.

14.1.3

Notwithstanding the provisions of Clause 14.1.2, in case the Seller has instructed any member of the Purchaser’s Group to file an appeal with the competent court or other tribunal in relation to a Litigation Case and the payment obligation under the decision being appealed is suspended, the due date for a payment to be made by the Seller to the Purchaser under this Clause 14.1 shall be 20 (twenty) Business Days after the date of the decision of a competent court or other tribunal in relation to such Litigation Case which is final and binding and no longer subject to appeal.

14.2	Amounts received

14.2.1

Notwithstanding the provisions of Clause 14.1, in the event that any member of the Purchaser’s Group receives an amount in connection with a Litigation Case (including any amount received from a third party), the Purchaser shall, or shall procure that the relevant member of the Purchaser’s Group shall, pay the amount (after deducting all reasonable costs incurred by the Purchaser or the Group Company in recovering that sum and any Tax paid or payable by the Purchaser or the Group Company in relation to such Litigation Case) to the Seller.

14.2.2

The due date for a payment to be made by the Purchaser to the Seller under this Clause 14.2 shall be 20 (twenty) Business Days after the later of (a) the date on which such amounts were actually received by the Purchaser or the member of the Purchaser’s Group and (b) the date of the decision of a competent court or tribunal in relation to such Litigation Case which is final and binding and no longer subject to appeal, which date must fall within a period of 5 (five) years after the Completion Date.

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14.3	Conduct of Litigation Cases

14.3.1

In deviation of the provisions of Clause 11.4, the Purchaser shall control the conduct of a Litigation Case in accordance with this Clause 14.3. The Purchaser shall and shall procure that the relevant member of the Purchaser’s Group shall:

(a)	consult the Seller on the course of action to be taken in respect of each Litigation Case and take into account any reasonable comments or requests it may have;

(b)	take commercially reasonable efforts to keep any Claim in respect of a Litigation Case as low as possible;

(c)

not make any admission of liability or enter into any settlement or compromise in relation to any Litigation Case (or any part thereof) without the prior written consent of the Seller (which consent shall not be unreasonably withheld, delayed or conditioned);

(d)

obtain the Seller’s prior written consent on any material decisions relating to the conduct of the Litigation Case and for any material communication to any third party in relation to a Litigation Case;

(e)	keep the Seller promptly informed on the progress of each Litigation Case;

(f)

procure that the Seller and the Seller’s Representatives shall be granted reasonable access, at reasonable times and on reasonable notice, to the books and records, premises and relevant personnel of the Group and any other information relating to the Group which may reasonably be required to enable them to investigate the Litigation Case, (i) in case where to do so would result in a breach of any obligation of confidentiality subject to the Seller and the Seller’s Representatives adhering to such confidentiality obligations in writing, and (ii) save where to do so would result in the loss of legal professional privilege.

14.3.2

The Seller shall not be liable in respect of a Claim resulting from a Litigation Case if the Purchaser fails to fulfil any of its obligations under Clause 14.3.1 but solely to the extent such failure has actually prejudiced the outcome of the Litigation Case.

14.4	Limitations of liability

The aggregate liability of the Seller in connection with this Clause 14 shall not exceed an amount equal to EUR 2,500,000 (two million five hundred thousand euro).

15	KEEP WELL UNDERTAKING

The Seller shall:

(a)

during the period starting on the Completion Date and ending on the 18th month anniversary of the Completion Date (the First Expiration Date), at all times hold Liquid Assets in an amount equal to at least 10% of the Purchase Price; and

(b)

during the period starting on the First Expiration Date and ending on the third anniversary of the Completion Date (the Second Expiration Date), at all times hold Liquid Assets in an amount equal to at least 5% of the Purchase Price;

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(c)	until the Second Expiration Date provide the Purchaser on a semi-annual basis with a written statement of his bank that he holds the Liquid Assets in accordance with the provisions of this Clause 15;

provided, that:

(i)

if at the First Expiration Date Claims by the Purchaser against the Seller are pending, the amount of Liquid Assets to be held by Seller following the First Expiration Date in accordance with paragraph (b) above shall be an amount equal to 5% of the Purchase Price increased by the amount of the pending Claims, but shall not exceed an amount equal to 10% of the Purchase Price, and Seller shall be released from its obligation to retain such amounts in Liquid Assets in excess of 5% of the Purchase Price when such Claims have been finally resolved or settled; and,

(ii)

if at the Second Expiration Date Claims by the Purchaser against the Seller are pending, Seller shall after the Second Expiration Date at all times hold Liquid Assets in an amount equal to the lower of (x) the total amount of pending Claims and (y) 5% of the Purchase Price, and Seller shall be released from its obligation to retain such Liquid Assets when such Claims have been finally resolved or settled.

For the purpose of this keep well undertaking: Liquid Assets means (i) cash or cash equivalents held in reputable financial institutions (Cash Equivalents) and (ii) investments, including securities admitted to trading on a regulated market, that the Seller can convert into Cash Equivalents without significant losses within 30 (thirty) days.

16	CONFIDENTIALITY AND ANNOUNCEMENTS

16.1	Confidential Information

16.1.1

Subject to Clause 16.2, each Party shall, and shall procure that its Affiliates and Representatives and each other person to whom it discloses Confidential Information or to whom Confidential Information is disclosed at its request, shall keep confidential and not disclose or make available to anyone:

(a)	the existence or contents of the Transaction Documents, including this Agreement and any ancillary documents;

(b)	the subject matter or process of negotiations or any disputes between the Parties in connection with the Transaction;

(c)

in case of the Seller, any information of a secret or confidential nature received or held by the Seller or any of its Representatives which relates to the Purchaser’s Group and following Completion, any of the Group Companies or their respective businesses, customers or suppliers; or

(d)

in case of the Purchaser, any information of a secret or confidential nature received or held by the Purchaser or any of its Representatives which relates solely to the Seller’s Group or, prior to Completion, any of the Group Companies or their respective businesses;

(together, the Confidential Information);

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unless and to the extent the Confidential Information is in or comes into the public domain other than as a result of a breach of any undertaking or duty of confidentiality by that Party, in which case such information shall no longer be deemed to form part of the Confidential Information.

16.1.2

Each of the Parties shall, or shall procure that each of its Representatives and other persons to whom it disclosed Confidential Information shall, on reasonable written demand from the other Party, immediately and at its own cost and expense, without keeping copies, (i) return to that other Party, all documents containing Confidential Information made available to it by (or on behalf of) that other Party or any of that other Party’s Representatives, (ii) destroy all reports, analyses, compilations, studies or other materials which contain or have been derived from or otherwise reflect any Confidential Information, (iii) expunge all Confidential Information from any of its computers or other devices containing Confidential Information, and (iv) upon request by that other Party, deliver to that other Party a certificate signed by it confirming that the obligations contained in this Clause 16.1.2 have been complied with, provided that each of the Parties may retain any Confidential Information as may be required by Law.

16.2	Permitted disclosures of Confidential Information

A Party may disclose Confidential Information only:

(a)	with the prior written approval from the other Party (which shall not be unreasonably withheld);

(b)	to the extent required by Law or pursuant to an order of a Governmental Entity;

(c)	to the extent required for the purposes of fulfilling its obligations under this Agreement;

(d)	to the extent reasonably required to conduct the defence of a claim or to enforce any rights or to exercise any remedies under this Agreement or any related agreement;

(e)	to its financing parties and their Representatives;

(f)

to that Party’s Representatives or Affiliates, but only to the extent necessary and provided that before any such disclosure is made, the person to whom such disclosure will be made is informed of the terms of this Clause and instructed to adhere to those terms as if such person were bound by them;

(g)

to a person that has the intention to assume rights or obligations of such Party under and in accordance with this Agreement, but only to the extent necessary and provided that before any such disclosure is made, the person to whom such disclosure will be made is informed of the terms of this Clause and instructed to adhere to those terms as if such person were bound by them;

provided that if a Party is required by Law or pursuant to an order of a Governmental Entity to disclose any Confidential Information, it shall promptly and if reasonably possible and lawful before disclosure occurs notify the other Party. The Party required to disclose Confidential Information shall, if reasonably possible and lawful, co-operate with the other Party with regard to the timing and content of such disclosure, or any action which the other Party may reasonably elect to challenge such requirement.

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16.3	Announcements

No announcement or press release regarding the Transaction or any element thereof shall be made or issued other than with the prior written approval from each of the Parties. This shall not affect any announcement required by Law (including the regulations of any relevant stock exchange as applicable to any Party), provided that the Party with an obligation to issue an announcement shall as soon as reasonably possible and if reasonably possible and lawful before disclosure occurs notify the other Party. The Party with an obligation to make an announcement shall, if reasonably possible and lawful, co-operate with the other Party with regard to the timing and content of such announcement, or any action which the other Party may reasonably elect, to challenge such requirement.

16.4	Controlled auction disclosures

16.4.1

The Purchaser acknowledges and agrees that the Transaction is the result of a controlled auction process organised by the Seller in connection with the sale of the Shares and that third parties have received (confidential) information (subject to confidentiality agreements) regarding the Group Companies and their respective businesses.

16.4.2	The Purchaser also agrees that, in case any such third party breaches any such confidentiality agreement:

(a)	the Seller shall not be liable towards the Purchaser in respect of such breach; and

(b)	the Seller shall not be obligated to take any action or exercise any rights (if any) in relation to such breach on its own initiative.

16.4.3	If the Purchaser requests the Seller to take action or exercise rights (if any) against any such third party in relation to any such breach, the Seller shall, at its sole discretion:

(a)	take action or exercise rights against such third party in respect of such breach, taking into account the reasonable interests of the Purchaser; or

(b)	assign its rights against such third party in respect of such breach to the Purchaser for nil consideration, but at the Purchaser’s cost.

17	TERMINATION

Termination of this Agreement shall not affect the accrued rights and obligations of the Parties at the time, nor the continued validity of the provisions of Clauses 1 (Definitions and interpretation) and 15 (Confidentiality and announcements), this Clause 17 (Termination), and Clauses 18.2 (Costs and expenses), 18.3 (Payments), 18.4 (Assignment), 18.5 (Entire agreement), 18.6 (Remedies), 18.7 (Waiver and variation), 18.8 (No third party beneficiaries), 18.9 (Severability), 18.10 (Notices), 18.11 (Notarial independence), 18.12 (Governing law and jurisdiction), and 18.13 (Counterparts).

18	MISCELLANEOUS

18.1	Further assurances

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Each Party shall, at its own cost and expense, execute such documents and do such things, or procure (as far as it is reasonably able) that another person executes such documents and does such things, as the other Party may from time to time reasonably require in order to give full effect to, and give each Party the full benefit of, this Agreement.

18.2	Costs and expenses

18.2.1

Except as otherwise provided in this Agreement, each Party shall pay its own costs and expenses relating to the negotiation, preparation and execution by it of the Transaction Documents and fulfilling its obligations hereunder.

18.2.2

The costs and expenses of the Deed of Transfer and other notarial documents required to give effect to the transfer of the Shares shall be borne by the Purchaser. Any stamp duties, real estate transfer tax, registration, sales and other similar documentary taxes, duties, fees, imposts, levies or charges payable in any jurisdiction levied as a result of or in connection with the execution or completion of this Agreement or any other document required to be executed under this Agreement or in respect of the effectuation of the Transaction, shall be for the account of the Purchaser.

18.3	Payments

18.3.1

Except as otherwise provided in this Agreement, all payments to be made hereunder shall be made in euro by way of electronic transfer in immediately available funds on or before the due date for payment:

(a)	if to the Seller, to the Seller’s Bank Accounts;

(b)	if to the Purchaser, to the Purchaser’s Bank Account;

(c)	if to the Lenders, to the Lenders’ Bank Accounts; and

(d)	if to the Notary, to the Notary Bank Account.

18.3.2

Except as otherwise provided in this Agreement, if a Party defaults in the payment, when due, of any sum payable under this Agreement, it shall pay statutory interest on the basis of Section 6:119 DCC at the then applicable rate on that sum from the date on which payment is due up to and including the date of actual payment, which interest shall accrue from day to day.

18.3.3

Where any payment is made under this Agreement (other than the payment of the Purchase Price itself or of the Loan Repayment Amount), that payment shall, to the extent possible, be treated as an adjustment of the Purchase Price equal to any such amount and be treated accordingly by the Parties in all relevant respects.

18.3.4

Subject to Clause 18.2.2, all payments made by a Party under this Agreement shall be made free from any counterclaim or set-off and without deduction or withholding of any Tax other than Taxes to be deducted or withheld by Law. If a Party is required by Law to make a deduction or withholding in respect of any sum payable under this Agreement, other than the Purchase Price, the sum shall be increased to the extent necessary to ensure that, after the making of any such deduction or withholding, each other Party receives the full amount which would have been received but for such deduction or withholding.

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18.4	Assignment

18.4.1

Subject to Clauses 18.4.2, the rights and obligations of a Party under this Agreement cannot be assigned, otherwise transferred (whether directly or indirectly) or Encumbered, without the prior written consent of the other Party, such consent not to be unreasonably withheld, delayed or made conditional.

18.4.2

The Purchaser may assign its rights and transfer its obligations under this Agreement together to any of its Affiliates and the Seller hereby irrevocably grants its consent, in advance, within the meaning of Section 6:159 DCC, to the Purchaser for purposes of such assignment, provided that:

(a)	the Purchaser shall remain liable on a joint and several basis for the due and proper fulfilment by such Affiliate of all its obligations under this Agreement; and

(b)

the Purchaser shall, in the event of a contemplated change of Control in the Affiliate (but in any event prior to such change of Control), reassume all rights and obligations pursuant to this Agreement from such Affiliate and continue to be a Party to the Agreement as if the assignment had not occurred.

Any assignee under this Clause 18.4.2 may itself make an assignment as if it were the Purchaser under this Clause.

18.5	Entire agreement

This Agreement (together with the other Transaction Documents) represents the entire understanding, and constitutes the whole agreement, in relation to the Transaction and replaces any prior agreement including undertakings, arrangements, offer letters, understandings or statements of any nature (whether or not in writing) between the Parties with respect thereto.

18.6	No Rescission; Remedies

18.6.1

Without prejudice to the termination rights included in Clause 7.5, the Parties waive their rights, if any, to in whole or in part annul, suspend, rescind or dissolve (including any gehele dan wel partiële ontbinding en vernietiging) this Agreement. Furthermore, Parties waive their rights, if any, to in whole or in part seek the alteration of this agreement pursuant to article 6:230 of the DCC.

18.6.2

Parties agree that the Purchaser shall only be entitled to claim for damages and not for specific performance (nakoming), except in case of a Claim for breach of the Fundamental Warranties, or a Claim under Clauses 2 (Sale, Purchase and Transfer), 6 (Completion), 8 (Post-Closing Obligations), 11.4.1 and 11.4.2 (Conduct of Third Party Claims), 11.5.1 (Waiver of Claims against Directors and Employees), 14.3 (Conduct of Litigation Cases), 15 (Confidentiality and Announcements), and 18.1 (Further Assurances). The Parties furthermore agree that in the event of a Tax Claim, a Claim under Clause 4 (Leakage) or a Claim under Clause 14 (Specific Indemnity) the Purchaser shall only be entitled to claim for payment of the amounts payable in accordance with such clauses (if any) without prejudice to the conduct arrangements.

18.6.3	The applicability of articles 6:89, 7:17 and 7:20 up to and including 7:23 DCC under or in connection with this Agreement is excluded.

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18.7	Waiver and variation

18.7.1

Except as expressly otherwise provided in this Agreement, no omission or delay on the part of any Party in exercising any right or remedy under this Agreement or by Law shall be construed as a waiver thereof or of any other right or remedy, or shall prejudice or impair any further exercise of such or any other right or remedy. Any single or partial exercise of any right or remedy under this Agreement or by Law shall not preclude the further or any future exercise thereof or of any other right or remedy.

18.7.2

A waiver of any right or remedy under this Agreement shall only be effective if given in writing and executed by or on behalf of the Party giving the waiver, and shall not be deemed a waiver of any right or remedy in respect of any subsequent breach or default.

18.7.3	An amendment of or supplement to this Agreement shall only be valid if it is in writing and duly signed by or on behalf of all Parties.

18.8	No third party beneficiaries

This Agreement is concluded for the benefit of the Parties and their respective successors and permitted assigns, and nothing in this Agreement is intended to or implicitly confers upon any other person any right, benefit or remedy of any nature whatsoever, except to the extent explicitly stated in this Agreement (e.g. in Clause 11.5). In the event that any third party stipulation contained in this Agreement is accepted by any third party, such third party will not become a party to this Agreement.

18.9	Severability

If any provision of this Agreement, or the application thereof to any Party or circumstance, is held to be illegal, invalid or unenforceable in whole or in part under any Law, then such provision shall to that extent be deemed not to form part of this Agreement and, to the extent reasonably possible, replaced with a legal, valid and enforceable provision that, seen in the context of this Agreement as a whole, achieves as closely as possible the intention of the Parties under this Agreement, without affecting the legality, validity and enforceability of the remainder of this Agreement.

18.10	Notices

18.10.1

Any communication to be made under or in connection with this Agreement, including any notice to be given by a Party to the other Party, shall be in writing and except as otherwise provided in this Agreement, may be by letter or email.

18.10.2

The (email) address and the company, department or officer, if any, for whose attention the communication is to be made of each Party for purposes of any communication under or in connection with this Agreement is that identified in this Clause 18.10.2 or any substitute (email) address or company, department or officer as a Party may notify the other Party by not less than 5 (five) Business Days’ notice.

The Seller:

Mr. H.J. Groeneveld

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Address:	Dreef 21,
2328 Hoogstraten, België
Attention:	H.J. Groeneveld
Email:	h.groeneveld@groeneveld.eu

With a copy to:

Loyens & Loeff N.V,

Address:	Fred. Roeskestraat 100
1076 ED Amsterdam
Email:	harmen.holtrop@loyensloeff.com
Attention:	H.Q.P. Holtrop

The Purchaser:

Timken Europe B.V.

Address:	Jachthavenweg 109 H
1081KM Amsterdam
Attention:
Email:

With a copy to:

Jones Day
Address:	Concertgebouwplein 20
1071 LN Amsterdam
Email:	fpierik@jonesday.com
Attention:	F.L. Pierik

18.10.3	Any notice shall be delivered by hand or courier, or sent by registered post or email, and shall be deemed to have been received:

(a)	in the case of delivery by hand or courier service, at the time of delivery;

(b)	in the case of registered post, on the 3rd (third) Business Day following the date of posting;

(c)	in the case of email, on the date and time transmitted, as evidenced by confirmation of delivery by a delivery receipt.

18.10.4	Any notice not received on a Business Day or received after 17:00 on any Business Day in the place of receipt shall be deemed to be received on the following Business Day.

18.10.5

For purposes of any dispute under this Agreement, the Seller has irrevocably chosen domicile in the Netherlands to serve process in the Netherlands and to deliver any documents relating to dispute resolution at the office of Loyens & Loeff N.V., which is located at Fred. Roeskestraat 100, 1076 ED, Amsterdam, the Netherlands, marked for the attention of H.Q.P. Holtrop.

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18.10.6

For purposes of any dispute under this Agreement, the Purchaser has irrevocably chosen domicile in the Netherlands to serve process in the Netherlands and to deliver any documents relating to dispute resolution at the office of Jones Day, which are is located at Concertgebouwplein 20, 1071 LN Amsterdam, the Netherlands, marked for the attention of F.L. Pierik.

18.11	Notarial independence

The Parties acknowledge that the Notary works with Loyens & Loeff N.V., the firm that advises the Seller in the Transaction. With reference to the Code of Conduct (Verordening beroeps- en gedragsregels) established by the Royal Notarial Professional Organisation (Koninklijke Notariële Beroepsorganisatie), the Parties hereby explicitly agree that:

(a)	the Notary shall execute any notarial deeds related to this Agreement; and

(b)

the Seller is and may in future be assisted and represented by Loyens & Loeff N.V. in relation to this Agreement and any agreements that may be concluded, or disputes that may arise, in connection therewith.

18.12	Governing law and jurisdiction

18.12.1

This Agreement (for the avoidance of doubt including the provisions of Clause 18.12.2) and any non-contractual obligations arising out of or in connection with it are governed by and shall be construed in accordance with the laws of the Netherlands.

18.12.2

Except as expressly otherwise provided in this Agreement (e.g. in case the independent expert procedure pursuant to Clause 4.3.2 applies), any disputes arising out of or in connection with this Agreement, including regarding the existence or validity of this Agreement, and any non-contractual obligations arising out of or in connection with this Agreement, are subject to the exclusive jurisdiction of the competent court in Amsterdam, the Netherlands, without prejudice to the right of appeal and appeal to the Supreme Court.

18.13	Counterparts

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

Schedules, Annexes and signature page(s) to follow

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Schedule (C)

PARTICULARS OF THE GROUP

Part A – Company		Registered Number

1.	Wenjo B.V.	23077694

Part B – the Subsidiaries

Name		Registered Number

1.	Groeneveld Groep Holding B.V.	11053021

2.	Groeneveld Groep B.V.	23048180

3.	Groeneveld Transport Efficiency Holding B.V.	11051479

4.	Groeneveld Transport Efficiency Nederland B.V.	23077693

5.	Groeneveld Transport Efficiency International Holding B.V.	11050035

6.	Groeneveld Transport Efficiency B.V.	23048179

7.	Groeneveld Groep Nederland B.V.	11052243

8.	Groeneveld Information Technology Holding B.V.	33269914

9.	Groeneveld ICT Solutions Groep B.V.	24331869

10.	Groeneveld ICT Solutions B.V.	24173657

11.	Groeneveld Groep Onroerend Goed Holding B.V.	11053022

12.	Groeneveld Groep Onroerend Goed Nederland B.V.	11053023

13.	Groeneveld Lubrication Solutions Sarl	334400801

14.	Groeneveld UK Ltd	02498107

15.	Groeneveld Lubrication Solutions GmbH (former name: Groeneveld Deutschland GmbH)	HRB 211555

16.	Groeneveld Lubrication Solutions Srl	02006920132

17.	Groeneveld Transport Efficiency Iberica Sa	A59945667

18.	Groeneveld Belgium NV	0442912886

19.	Groeneveld Polska Sp Z.o.o.	0000142309

20.	Groeneveld Australia Pty Ltd	69070025795

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21.	Groeneveld Nw Zeeland Ltd	9429037383305 / 1011792

22.	Groeneveld South Africa Pty Ltd	1999/027138/07

23.	Groeneveld USA Holding Inc. (former Groeneveld USA Inc.)	1006893

24.	Groeneveld Italia S.r.l.	01423110135

25.	Groeneveld Lubrication Solutions Inc.	829933

26.	Groeneveld Pte. Ltd.	200904803E

27.	Groeneveld Trading (Shanghai) Co. Ltd	91310000594728073U

28.	Groeneveld Ooo	1097746244530

29.	Groeneveld Comercial e Importadora Ltda	35.223.849.960

30.	Groeneveld Sarl	226877

31.	Groeneveld s.r.o.	2864 064

32.	Groeneveld Latin America Ltda	Foja 4068, Número 2758, Año 201

33.	Gintec Active Safety Ltd.	512200221

34.	Groeneveld Immobiliare S.r.l.	02855730137

35.	Groeneveld ICT Solutions GmbH	HRB 211078

36.	Groeneveld ICT Solutions N.V.	0442889330

37.	Groeneveld ICT Solutions SAS	421265927

38.	Greencat GmbH	HRB 16696

39.	Groeneveld ICT Solutions Ltd.	03781723

40.	Greencat Sp. Z.o.o.	0000363407

41.	Groeneveld ICT Solutions S.L.	B-66801549

Part C – the Participations

1.	VirtEx Virtual Expedition B.V.	11049351

2.	Roadeye FLR General Partnership	/

3.	Groeneveld India private limited	135137

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Schedule 1.1(a)

DATA ROOM INDEX

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Schedule 1.1(b)

DEED OF TRANSFER

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Schedule 1.1(c)

NOTARY LETTER

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Schedule 1.1(d)

COMPANY ACCOUNTS

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Schedule 1.1(e)

GROENEVELD HOLDING ACCOUNTS

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Schedule 3.1

CALCULATION OF THE PURCHASE PRICE

Purchase Price calculation

Base Enterprise Value	€ 250,000,000.00

+ Cashflow compensation between Effective Date and Completion Date	€ 6,197,889.93
Total Enterprise Value	€ 256,197,889.93

Net cash position per Effective Date	€ 18,541,069.31

Purchase Price	€ 274,738,959.24

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Schedule 4.2.1

LEAKAGE STATEMENT

Leakage Overview

Retainers Nielen Schuman	€ 96,800.00

Management Bonuses	€ 100,000.00

Travelling Costs H.J. Groeneveld	€ 36,408.28

Salaries H.J. Groeneveld and related individuals	€ 276,384.98

Sponsoring	€ 113,111.63

Foundation	€ 50,814.34

Cars	€ 27,077.25

NetJets	€ 82,182.24

Litigation	€ 34,870.20

Total	€ 817,648.92

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Schedule 4.3.2

INDEPENDENT EXPERT PROCEDURE

1	Appointment of Independent Expert

1.1

The Parties will jointly appoint one of the following accountancy firms as the Independent Expert, provided that such firm can be considered as independent: (i) Deloitte, (ii) PwC, (iii) KPMG, (iv) Ernst & Young, or (v) such other reputable firm of registered accountants (registeraccountants) in the Netherlands with international standing as they may mutually agree.

1.2

If the Parties fail to jointly appoint the Independent Expert within 10 (ten) Business Days, each of them shall be entitled to request the chairman of the Netherlands Institute of Chartered Accountants (Nederlandse Beroepsorganisatie van Accountants) to make a binding nomination for the Independent Expert to be appointed by them from one of the following accountancy firms: (i) Deloitte or (ii) PwC; provided that such firm can be considered as independent.

2	Terms of reference for Independent Expert

2.1

The terms of reference for the Independent Expert shall be to resolve the Additional Leakage items still in dispute between the Parties and to determine, by means of a binding advice (bindend advies), the Additional Leakage Amount (incorporating the Additional Leakage items which are agreed between the Parties and therefore not within the scope of its determination) within 20 (twenty) Business Days after its appointment or as soon as reasonably possible thereafter. The Independent Expert’s determinations shall be final and binding on the Parties (in absence of manifest error).

2.2

The Independent Expert shall act as an expert and not as an arbitrator and shall, subject to the terms of this Schedule, the relevant provisions of the Agreement and such other terms as may be agreed between the Parties and the Independent Expert, be entitled to determine the procedure applicable to its determination.

3	Fees and expenses of Independent Expert

The fees and expenses of the Independent Expert shall be borne by the Seller and the Purchaser on an inversely proportional basis, based upon the relative portions of the amounts in dispute that have been submitted to the Independent Expert for resolution that ultimately are awarded to the Purchaser and/or the Seller (e.g., if EUR 100,000 is in dispute, and of that amount, the Independent Expert awards EUR 75,000 to Purchaser and EUR 25,000 to Seller, then Purchaser will be responsible for 25% and Seller will be responsible for 75% of the fees and expenses of the Independent Expert).

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Schedule 7.4

COMPLETION ACTIONS

Prior to Completion:

(a)

the Seller shall deliver to the Notary (with a copy to the Purchaser) the original shareholders register of the Company which reflects the Seller as the owner of the Shares and that the Shares are not Encumbered;

(b)

the Seller shall deliver to the Notary (with a copy to the Purchaser) (i) the written resignation letters of each of the persons set out in part A of Annex 7.4(b) stating that they resign from their respective positions with the Group Companies as set out in that same Annex, in the form as set out in part B of Annex 7.4(b) and legalised and, where required, apostilled, and (ii) written shareholder’s resolutions of the relevant Group Companies accepting the resignation of, and giving full discharge to, each of the resigning persons, in the form as set out in part C of Annex 7.4(b);

(c)

the Seller shall deliver to the Purchaser a statement that effective as from Completion, (i) all indebtedness (other than trade receivables arisen in the ordinary course of business) owed by any member of the Seller’s Group to any Group Company, and (ii) all indebtedness (other than trade receivables arisen in the ordinary course of business) owed by any Group Company to any member of the Seller’s Group, has been fully paid;

(d)

the Seller shall deliver to the Purchaser a statement that effective as from Completion, (i) the Group Companies are released from all liabilities assumed, guarantees issued and other security granted, in respect of obligations of any member of the Seller’s Group and (ii) each member of the Seller’s Group has irrevocably waived, to the extent required in advance, any right of recourse against any Group Company it has or may have;

(e)	the Seller shall deliver to the Purchaser the Payoff Letters not later than 5 Business Days prior to Completion; and

(f)

the Seller shall deliver to the Notary (with a copy to the Purchaser) powers of attorney duly executed on behalf of the Seller and the Company, respectively, and, to the extent required by the Notary, legalised and apostilled, and the Purchaser shall deliver to the Notary (with a copy to the Seller) a power of attorney duly executed on behalf of the Purchaser and, to the extent required by the Notary, legalised and apostilled, in each case authorising their respective representatives / the Notary to attend to and execute the Deed of Transfer;

(g)

the Seller shall acquire from the relevant Group Company the assets listed on Annex 7.4(g) against payment of the book value as per 31 December 2016, which payment will be settled in accordance with the provisions of the Notary Letter;

Immediately prior to Completion

(h)

the Seller shall deliver to the Purchaser the relevant (notarial) documents pursuant to which all depository receipts issued for the Shares have been cancelled, as a result of which Mr. H.J. Groeneveld has become the sole owner of the Shares;

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At Completion:

(i)	the Shares shall be transferred by the Seller to the Purchaser by means of the execution of the Deed of Transfer;

Immediately following Completion:

(j)	the Purchaser shall procure that the persons set out in Annex 7.4(j) shall be appointed to the positions with the Group Companies as specified in Annex 7.4(j).

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Annex 7.4(b) (Part A)

PARTICULARS OF RESIGNING PERSONS

Group Company	Person to resign	Office

All Group Companies to the extent applicable	Mr. H.J. Groeneveld	Director (or similar position as the case may be)

Groeneveld Groep Holding B.V.	Mr. B.J.A. van Schaik	Supervisory board director

Groeneveld Groep Holding B.V.	Mr. J. van den Belt	Supervisory board director

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Annex 7.4(b) (Part B)

RESIGNATION LETTER

[●Addressee]

[●Address]

[●date]

Dear Sirs,

[●Name person to resign], [●born in [●city], [●country] on [●date], residing at [●street], [●number], [●postcode] [●city], [●country]] (●Definition Resigning Person) hereby tenders [●his/her/its] resignation as [●managing/supervisory/executive/non-executive] director of [●relevant Group Company] (Director), effective as from immediately after the contemplated transfer of the shares in the capital of Wenjo B.V. by Mr. H.J. Groeneveld to [●purchaser]. [●Definition resigning person] also declares to authorise each member of the management board of [●relevant Group Company] and each civil law notary, each deputy civil law notary and each paralegal of Loyens & Loeff N.V., severally, to have the aforementioned resignation registered with the trade register of the Chamber of Commerce in the Netherlands.

[●[●Definition resigning person] finally confirms that [●he/she/it][●, in [●his/her/its] capacity as Director,] does not have nor will have any rights or claims whatsoever against [●relevant Group Company] when [●his/her/its] resignation becomes effective and hereby waives, to the extent required in advance, any and all rights and claims against [●relevant Group Company] [●he/she/it] may nevertheless have [●in [●his/her/its] capacity as Director].]

Yours faithfully,

Name:
Date:

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Annex 7.4(b) (Part C)

SHAREHOLDERS RESOLUTION

SHAREHOLDERS RESOLUTION

[● B.V.]

DATED ●

1	Introduction

This is a resolution by the sole shareholder (the Shareholder) constituting the general meeting (the General Meeting) of [●relevant Dutch Group Company], having its official seat in ●, the Netherlands, and its registered office address at ●, the Netherlands, registered with the Dutch trade register under number ● (the Company).

2	Resignation[●s]

The General Meeting has reviewed the resignation letter[●s] of [●name[s] resigning person[s] regarding [●its/his/her/their] resignation as managing director of the Company, effective as from immediately after the transfer of the shares in the capital of Wenjo B.V.).

3	Resolutions

The General Meeting accepts the resignation of ● as member of the management board of the Company, effective as from immediately after the completion of the sale and purchase of the shares in the capital of Wenjo B.V. and grants [●him/her/it/them] full and final discharge (decharge) for [●his/her/its/their] management of the Company up to and including [●his/her/its/their] resignation.

4	Confirmations

4.1

The General Meeting confirms that it has not adopted a resolution concerning a statutory merger or division involving the Company as disappearing entity, the voluntary liquidation of the Company, the filing of a request for its bankruptcy, moratorium of payment or any other insolvency proceedings.

4.2

The General Meeting confirms that there are no persons other than the Shareholder with a right to attend and address the General Meeting and the voting rights over the shares in the capital of the Company cannot be exercised by any person other than the Shareholder.

4.3	The General Meeting confirms that the sole member of the management board of the Company has been given the opportunity to render advice in respect of the resolutions adopted hereby.

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Signed for and on behalf of [●name of corporate entity] by,]

Name:	Name:
Title:	Title:

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Annex 7.4(j)

PARTICULARS OF PERSONS TO BE APPOINTED

Group Company	Person to be appointed	Office

●	●	[●Managing / executive director]

●	●	[●Supervisory / non-executive director]

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Annex 7.4(g)

ACQUIRED ASSETS

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Schedule 9.1.1

SELLER’S WARRANTIES

1	Authority and Capacity of the Seller

1.1	The Seller is a natural person.

1.2

The Seller has the necessary power and capacity and has taken all necessary action to authorise him, to enter into and to fulfil his obligations under this Agreement and each Transaction Document, and this Agreement constitutes, and each Transaction Document will, when executed, constitute legally valid and binding obligations on the Seller, enforceable in accordance with the terms thereof.

1.3

The entering into of this Agreement and any Transaction Document by the Seller and the fulfilment of its obligations thereunder do not and will not conflict with, or constitute a breach of or a default or termination event under, any agreement or instrument by which the Seller is bound, or any Law or order of a Governmental Entity or other restriction of any kind, that applies to or binds the Seller.

1.4

Except as expressly otherwise provided in this Agreement, no filing, application, registration, notification (or similar action) with, or consent, approval, authorisation, clearance or waiver from any Governmental Entity or other person is required on the part of the Seller or any Group Company to enter into this Agreement and each of the other Transaction Documents or to consummate the transactions contemplated by this Agreement and each of the other Transaction Documents.

2	Group Companies

2.1

Each Group Company is duly incorporated and validly exists under the Laws of its jurisdiction of incorporation. True and accurate copies of the constitutional and corporate documents and the shareholder register of each Group Company have been disclosed in the Disclosed Information. Each Group Company has full power and authority to own its assets and to carry on its business as currently conducted.

2.2

None of the Group Companies has been dissolved or is in the process of liquidation, no meeting has been convened at which a resolution is to be proposed, no resolution has been passed, and to the Seller’s knowledge, no action or request is pending and no order has been made to declare any Group Company insolvent, to adjudicate bankruptcy, to grant a moratorium or a suspension of payments, or to wind up, dissolve or liquidate any Group Company, other than the voluntary dissolution and liquidation processes set out in the Disclosed Information.

2.3	No Group Company is a party to a merger, split off or demerger.

2.4

No action has been taken to amend any of the articles of association (or equivalent constitutional document under the Laws of the relevant jurisdiction) of the Group Companies, except for amendments due to a change of management.

2.5

No Group Company directly or indirectly owns or has agreed to acquire any shares, bonds, or other form of securities or any other interest of any kind in respect of any person other than a Group Company and/or Participation.

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2.6	The Company has since incorporation not engaged in any activities other than holding the shares in Groeneveld Groep Holding B.V.

2.7

Each of the Participations (a) has not during the last 12 months engaged in any activities and (b) is in the process of being liquidated / dissolved. None of the Group Companies has any obligation or liability towards or in relation to the Participations or any partner or holder of securities or interests in the Participations.

3	Shares

3.1

The Shares constitute the entire issued and outstanding share capital of the Company and the shares held by the Group Companies in the Subsidiaries (the Subsidiary Shares) constitute the entire issued and outstanding share capital of the respective Subsidiaries.

3.2

Immediately prior to Completion, the Seller will be the sole legal and beneficial owner of the Shares, free and clear of any Encumbrances and with full right and capacity to sell and transfer the Shares. The Company, directly or indirectly, is the sole legal and beneficial owner of all of the Subsidiary Shares, free and clear of any Encumbrance.

3.3

The Shares and Subsidiary Shares are duly authorised, validly issued and fully paid up and no obligation exists for the holder of those shares to further contribute to the share capital (whether by subscription for further shares, by payment of share premium or otherwise) or to provide loan financing to any Group Company, other than pursuant to Law.

3.4

There are no outstanding depository receipts issued in respect of any of the Subsidiary Shares. The Group Companies (a) have not issued or undertaken to issue any other securities (including shares, profit shares, non-voting shares or warrants) other than the Subsidiary Shares and (b) have not issued any profit sharing bonds or otherwise attributed rights to third parties to share in past, present or future income or profits, reserves or liquidation surpluses. There is no person who is entitled or has claimed to be entitled to require any Group Company to issue or transfer any share in the share capital of any Group Company.

4	Accounts

4.1	The Groeneveld Holding Accounts:

(a)	have been prepared in accordance with and comply with Law and the Accounting Principles;

(b)	have been audited by a certified accountant who has rendered an accountant’s statement without qualification, and such statement has not been amended or withdrawn; and

(c)

give a true and fair view of the assets, liabilities and the financial position of the Group Companies (other than the Company) at the Balance Sheet Date and of the results of the Group Companies (other than the Company) for the financial period ending on the Balance Sheet Date.

4.2	The Company Accounts:

(a)	have been prepared in accordance with and comply with Law and the Accounting Principles; and

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(b)

give a true and fair view of the assets, liabilities and the financial position of the Company at the Balance Sheet Date and of the results of the Company for the financial period ending on the Balance Sheet Date.

4.3

The unaudited management accounts of the Group Companies for the period of 5 months ended 31 May 2017 in Folder D.01.04.04 are unaudited and intermediate accounts and present with accuracy in all material respects the financial situation of the Group for their respective accounting reference period, and have been prepared in a careful and proper manner applying and adopting policies, bases, methods, practices and procedures consistent with the Accounting Principles.

4.4	No Group Company has outstanding any obligations in respect of a derivative transaction including, but not limited to, any foreign exchange transaction.

4.5	The financial and accounting books and records of the Group Companies have been maintained in accordance with the Law in all material respects.

5	Conduct of business since the Effective Date

Since the Effective Date up to the date of this Agreement,

(a)	each Group Company has carried on its business as a going concern in the ordinary course,

(b)	to the Seller’s knowledge, there has been no material deterioration in the assets, liabilities or financial results of a Group Company,

(c)

no customer who is a party to a Material Agreement and no supplier of any Group Company who is a party to a Material Agreement has ceased to deal, or has notified any Group Company in writing that it intends to cease to deal or to deal on a materially smaller scale, with any Group Company or has changed, or notified any Group Company in writing that it wishes to change to any material extent, the terms on which it deals with any Group Company to the disadvantage of any Group Company; and

(d)	no Group Company has:

(i)

repaid, repurchased or redeemed any share capital or made any distributions of profits or reserves (whether in cash or in kind), or issued any shares or options for shares or profit instruments or securities convertible into any of its shares, except to or for the benefit of another Group Company;

(ii)	entered into any material transaction with any member of the Seller’s Group which is not consistent with past practice;

(iii)	created any Encumbrance over its assets (other than Encumbrances which arise by operation of Law;

(iv)	made or incurred capital expenditures which on a monthly basis exceed EUR 275,000 (two hundred seventy five thousand euro);

(v)

entered into, materially amended or terminated any contracts with a term in excess of 12 (twelve) months or that has or will have a value of more than EUR 250,000 (two hundred fifty thousand euro) per year;

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(vi)	incurred any additional borrowings or any other indebtedness in excess of EUR 1,000,000 (one million euro);

(vii)	acquired (by merger, consolidation or acquisition of securities or assets) any corporation, partnership or other business organisation or division thereof or any interest therein;

(viii)

made any material changes (other than those required by the applicable terms of employment) to the terms of employment of any of its employees in a senior management position or set up or amended any pension scheme or awarded any pension rights;

(ix)	amended its or any other Group Company’s articles of association or other corporate documents or entered into any transaction which affects its corporate status;

(x)	changed its accounting reference date or made any material change in its accounting policies, bases, practices, or methods (except as required by local GAAP/IFRS);

(xi)	instituted or settled any legal proceedings or other disputes which would or are likely to result in a payment by or to any Group Company in excess of EUR 200,000 (two hundred thousand euro);

(xii)

other than in the ordinary course of business, paid, settled or compromised any Tax audit or liability, amended any Tax Return, made, changed or revoked any election related to Taxes, entered into any agreement relating to Taxes or otherwise with a Tax Authority, consented to any extension or waiver of the limitations period applicable to any Tax claim or assessment, surrendered any right to claim a Tax refund, offset or other reduction in Tax Liability;

(xiii)

deviated from the policies for the payment of creditors, including trade creditors, which have been applied during the financial period to which the Groeneveld Holding Accounts pertain or unusual acceleration of collection of account receivables, in each case having regard to the policies applied for such payment and collection prevailing in the financial period to which the Groeneveld Holding Accounts pertain;

(xiv)	made a change in the accounting or Tax reporting principles, methods or policies;

(xv)	agreed or committed to any of the foregoing.

6	Assets

6.1

The assets included in the Accounts are validly owned by the Group Companies and are not subject to Encumbrances (save for any retention of title (eigendomsvoorbehoud) agreed upon between the Group Companies and the relevant suppliers in the ordinary course of business), except for the assets which are subject to a financial lease agreement entered into by Groeneveld Italia S.r.l.

6.2

The plant and machinery, vehicles and other equipment owned or used by the Group Companies are in satisfactory working order having regard to their age and use (“ordinary wear and tear”) and have been adequately maintained where such maintenance is usually required.

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6.3

The rights and assets owned, leased or otherwise used by the Group Companies comprise all the rights and assets necessary for the carrying on of the Business substantially in the manner in, and to the extent to, which they are conducted as at the date of this Agreement.

7	Real Property

7.1

The Disclosed Information in Folder G.08 of the Data Room sets out a true and accurate list of the real property (onroerende zaken) that is owned or leased by the Group Companies (the Properties, and each a Property), detailing which Group Company is the owner or lessee of each Property.

7.2

In respect of the financial lease agreement with Credito Valtellinese S.c. dated 6 November 2006 (the Italian Financial Lease), (i) Groeneveld Immobiliare S.r.l. has complied with its obligations under the Italian Financial Lease; and (ii) to the Seller’s knowledge no fact or circumstance exist as a result of which the option to purchase in the Italian Financial Lease is invalid and cannot be exercised at Groeneveld Immobiliare S.r.l.’s sole discretion upon expiry of the financial lease with one month’s written notice.

7.3

Each Group Company listed in the Disclosed Information as owner of a Property, is the sole legal and beneficial owner of such Property, and each Group Company listed in the Disclosed Information as lessee of a Property has complied with the relevant lease agreements in all material respects.

7.4	To the Seller’s knowledge, no Group Company has made any renovation of or alteration to any leased Property other than with the prior consent of the relevant lessor.

7.5

No Group Company has received a written notice of termination of any lease agreement regarding a leased Property, nor has any Group Company notified any lessor of any leased Property of its intention to terminate any lease agreement prior to the end of the lease term.

7.6

To the Seller’s knowledge, each Group Company has complied and is complying in all material respects with all Environmental Laws and all demands from any Governmental Entity in relation to Environmental Matters, and to the Seller’s knowledge, there are no facts or circumstances which may lead to any breach of or liability under any Environmental Laws.

7.7	No Group Company has received any written notice from which it appears that it is or may be in material violation of any Environmental Law.

7.8

No Group Company has received written notice from a Governmental Entity that it is responsible for any clean up or other remedial action of any kind in relation to any Property or other site. To the Seller’s knowledge, no Group Company is subject to any investigation enquiry or proceedings (whether in progress, pending or threatened) by any regulatory authority at any Property or other site and, to the Seller’s knowledge no fact or circumstance exists which is likely to give rise to such clean up, remedial action, investigation enquiry or proceeding.

7.9

No Group Company is, in relation to the Business, engaged in any material litigation or arbitration proceedings concerning Environmental Law or Dangerous Substances and to the Seller’s knowledge there are no facts or circumstances which are likely to give rise to such litigation or arbitration proceedings.

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8	Employees

8.1	Folder C.01 of the Data Room contains on an anonymized basis the following information:

(a)	the total number of Employees employed by each Group Company;

(b)	in relation to each Employee in each Group Company true and accurate details of:

(i)	the Group Company which employs or engages the Employee; and

(ii)

the Employee’s current remuneration (including any benefits and privileges provided or which any Group Company is bound to provide to the employee or worker or their dependants, whether now or in the future);

(c)	the commencement date of each contract of employment and the date on which continuous service began;

(d)	the country in which that Employee works; and

(e)	all collective agreements, agreements regarding (collective) dismissals, social plans, or trade union membership agreements affecting the terms of employment of any Employee.

8.2	To the Seller’s knowledge, no Key Persons intend to resign or terminate and no Group Company has received written notice of resignation or termination of any Key Person.

8.3

To the Seller’s knowledge, there are no claims pending or threatened, against any Group Company by any Employee, Consultant or temporary worker (or any former Employee, Consultant or temporary worker) of a Group Company, except as set out in the Disclosed Information.

8.4

Each Group Company has complied with all material obligations imposed on it contractually in relation to each Employee, Consultant or temporary worker (or any former Employee, Consultant or temporary worker).

8.5

There is not, and has not been during the 12 (twelve) months preceding the date of this Agreement, any collective labour dispute, strike or other industrial action affecting any Group Company, and to the Seller’s knowledge, there are no facts or circumstances which might give rise thereto.

8.6

None of the activities of any Group Company currently fall under the scope of any collective labor agreement that is declared generally binding to the entire industry (algemeen verbindend verklaarde collectieve arbeidsovereenkomst) to or mandatory industry wide pension fund (bedrijfstakpensioenfonds).

8.7	Particulars of any recognised trade union have been made available in the Data Room. There are no employee representative bodies at any of the Group Companies.

9	Employee Benefits

9.1

The documents disclosed in the Disclosed Information contain details of all retirement benefit arrangements, share incentive, share options, profit-sharing, bonus and other incentive arrangements and benefit plans (Benefit Plans) that are applicable to the Group Companies.

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9.2	The Benefit Plans that are applicable to the Group Companies are in material compliance with their terms.

9.3

Each Group Company has observed and performed all its obligations in all material respects under the relevant Benefit Plan and any Law, and no dispute has arisen or been threatened in writing in connection with any Benefit Plan. All payments (including pension premiums) with regard to any Benefit Plan that are due on or before the Effective Date or relate to the period prior to the Effective Date have been paid or are adequately provided for in the Accounts.

10	Litigation, Product Liability

10.1

None of the Group Companies is involved in, or to the Seller’s knowledge, threatened with, any litigation, arbitration, or other legal proceedings involving an amount of EUR 200,000 (two hundred thousand euro) or more, except as set out in Folder G.03 of the Data Room.

10.2	No Group Company has manufactured or sold products in respect of which any product liability claim is outstanding or has been made in the (3) three years prior to the date of this Agreement.

10.3

To the Seller’s knowledge, no Group Company has manufactured or sold products which are or have or will become in any material respect dangerous, faulty or defective or which do not comply in any material respect with any warranty or representation expressly or impliedly made by any Group Company.

10.4

There have during the last 5 (five) years not been any voluntary, contractually or administratively enforced recalls or withdrawals (or similar events) of the Group’s products. No proceeding, investigation, or enforcement action is pending or, to the Seller’s knowledge, threatened regarding a mandatory recall or withdrawal (or similar events).

11	Compliance with Laws

11.1	Each Group Company has conducted its business in compliance with Law (including employment, data protection/data privacy and anti-trust/competition Law) in all material respects.

11.2

Each Group Company holds all registrations, licences, authorisations and consents necessary to own and operate its assets and carry on its business in all material respects in all jurisdictions in which it now carries on business.

11.3

No Group Company has received written notice that it is in breach of any provision of any registration, licence, authorisation or consent referred to in paragraph 11.2, and, to the Seller’s knowledge, there are no circumstances likely to give rise to any such breach.

11.4

No Group Company is subject of any investigation or audit by any Governmental Entity, nor has any such investigation or audit been announced, other than in the ordinary course of business, and to the Seller’s knowledge, no Group Company has received any enforcement or other written notice from any Governmental Entity alleging non-compliance with Law.

11.5

No Group Company has at any time committed any offence under any Law and regulation relating to anti-bribery or anti-corruption in any jurisdiction (including the Foreign Corrupt Practices Act and the United Kingdom Bribery Act 2010) (Anti-Bribery Laws) (as a result of its own acts or omissions) or otherwise contravened any Anti-Bribery Laws.

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12	Insurances

12.1

The insurance policies taken out by the Group Companies have been disclosed in the Disclosed Information. All premiums on the insurance policies taken out by the Group Companies due and payable before the Effective Date have been paid or are adequately provided for in the Accounts.

12.2

To the Seller’s knowledge, such insurances are in full force and effect, no Group Company has received written notice of termination or non-renewal in respect of any insurance policy, and nothing has been done or omitted to be done which could make any policy of insurance void or voidable.

13	Intellectual Property Rights

For the purposes of this Paragraph 13 (Intellectual Property Rights),

Group Intellectual Property means all Intellectual Property used in or for the purposes of the Business; and

Intellectual Property means trademarks, service marks, trade names, domain names, logos, patents, inventions, design rights, copyrights (including copyrights in software), semiconductor topography rights, database rights and all other similar rights in any part of the world including, where such rights are obtained or enhanced by registration, any registration of such rights and applications and rights to apply for such registrations; and

Know-how means confidential and proprietary industrial and commercial information and techniques in any form including drawings, formulas, test results, reports, project reports and testing procedures, instruction and training manuals, tables of operating conditions, market forecasts, lists and particulars of customers and suppliers;

13.1

The Group Intellectual Property is (or where appropriate in the case of pending applications, will upon registration be) legally and beneficially owned by or licensed to the relevant Group Company. The Data Room lists all Group Intellectual Property and all agreements and licenses relating to the Group Intellectual Property. The Group Intellectual Property and agreements and licenses relating thereto are free from any Encumbrances. To the Seller’s knowledge no person is infringing or opposing any Group Intellectual Property owned by a Group Company.

13.2

To the Seller’s knowledge, no Group Company has received written notice that it infringes any intellectual property rights of any other person and the Seller is not aware that any Group Company is infringing intellectual property rights of any other Person. To the Seller’s knowledge, there is no unauthorised use or infringement by any Person of any Group Intellectual Property.

13.3

The non-disclosure agreements between a Consultant and a Group Company contain a provision pursuant to which any rights of a Consultant to any Group Intellectual Property (including Software owned by any of the Group Companies) have been transferred to the respective Group Company.

14	Information Technology

For the purposes of this Paragraph 14 (Information technology),

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Software means computer software, whether in source or in object code, including but not limited to systems software, operational software, application software, interfaces and/or firmware, and all updates, upgrades and/or new versions thereto; and

Company Software means all material Software owned or licensed in by a Group Company or developed by any person or third party for or on behalf of a Group Company, and excluding any licenses for standard off-the-shelf software licensed by a Group Company (Standard Software);

Source Code means the human readable source code for Company Software licensed by the Group to its customers or used in any hardware sold by the Group to its customers;

14.1	To the Seller’s knowledge, the Group Companies either own or have a valid lease, licence or other right to use the information technology systems necessary for the conduct of the Business.

14.2

The information technology systems of the Group Companies are serviced and maintained and the information technology systems and Computer Software have in the past 12 (twelve) months not malfunctioned or broken-down in any material manner.

14.3

To the Seller’s knowledge, the leases and licences for the information technology systems are complied with by the Group Companies in all material respects, and, to the Seller’s knowledge, no Group Company has received a written notice of termination of any such lease or licence.

14.4

Data Room document G. 5.01.01 lists all Company Software. The Group has full title to the Company Software or, to the extent that the Group has no full title to such Company Software, a proper and adequate license or agreement to conduct the Business has been obtained or entered into by the Group and such license is in full force and effect, and no written notice has been given by either side to terminate it, and, to the Seller’s knowledge the obligations of all parties have been complied with in all material respects.

14.5

To the Seller’s knowledge, no Company Software fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Company Software or any product, system or service containing, relying on or used in conjunction with such Company Software, including but not limited to the provision of services to any person or third party.

14.6

A Group Company has in its possession and controls the Source Code for all Company Software exclusively owned by such Group Company. Other than in the ordinary course of business, such Source Code has not been disclosed or delivered to any third party (including any escrow agent).

14.7

All material Company Software distributed under any license identified as an “open source” or “copyleft” or similar type of license, e.g., by the Open Source Initiative (www.opensouce.org) (Open Source License) has been disclosed in the Data Room, and to the Seller’s knowledge the Group Companies have materially complied with the terms of such license.

14.8

To the Seller’s knowledge, no Company Software contains any “back door”, “drop dead device”, “time bomb”, “Trojan horse”, “virus”, “worm”, “spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or facilitating, any of the following functions:

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(a)	disrupting, disabling, harming, or otherwise impeding the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or

(b)	compromising the privacy or data security of a user or damaging or destroying any data or file without the user’s consent

(collectively, Malicious Code),

except where this has not had or could not be reasonably expected to have a material adverse effect.

The Group implements industry standard measures designed to prevent the introduction of Malicious Code into Company Software, including corporate firewall protections and regular corporate virus scans.

15	Agreements

15.1

All agreements material to the Business, including all agreements that have or would reasonably be expected to have, the effect of prohibiting or impairing the Group’s conduct of Business (including all agreements with a “most favored nation”, exclusivity, non compete, non solicitation or similar provisions) are disclosed in the Disclosed Information (the Material Agreements).

15.2	No Group Company is in default under any Material Agreement to which it is a party and to the Seller’s knowledge, no counterparty is in default under any Material Agreement.

15.3	To the Seller’s knowledge, no party with whom a Group Company has entered into a Material Agreement has given written notice of its intention to terminate a Material Agreement.

15.4	The Transaction will not result in a breach of, or, to the Seller’s knowledge, give any third party a right to terminate, or result in any Encumbrance under, any Material Agreement.

15.5

No Group Company is, or has agreed to become, a member of any joint venture, consortium, partnership or other association (other than a recognised trade association in relation to which the Group Company has no liability or obligation except for the payment of annual subscription or membership fees).

15.6

There are no existing contracts between, on the one hand, a Group Company and, on the other hand, any member of the Sellers’ Group (excluding the Group Companies) other than on normal commercial terms in the ordinary course of business. No Group Company is party to any contract with any current or former employee, director or officer of any such Group Company or any person connected (as defined by Law in the relevant jurisdiction) with any of such persons, or in which any such person is interested (whether directly or indirectly), other than on normal commercial terms in the ordinary course of business.

15.7

Notwithstanding anything to the contrary in this Agreement, there are no oral promises or agreements to which a Group Company is a party involving more than EUR 25,000 including, but not limited to, agreements with employees regarding change of control, golden parachute type or similar provisions.

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16	Tax

16.1

The amount of any provision for deferred Tax liabilities (for the avoidance of doubt, excluding any deferred Tax assets) in respect of each Group Company contained in the Accounts was, at the Balance Sheet Date, adequate.

16.2

Each Group Company has timely withheld and paid all Taxes which are formally due and payable (formeel verschuldigd). The Group Companies are not liable to Tax chargeable primarily on any other Person for the period up to the Effective Date.

16.3	Each Group Company has timely (including extensions of filing periods) made all Tax Returns which it was required to make.

16.4

Each Group Company is currently treated for Tax purposes as resident only in the country of its incorporation and no claim has been made in writing by a Tax Authority in a jurisdiction where the Company or any other Group Company does not file Tax returns that such Group Company is or may be subject to taxation by that jurisdiction.

16.5

No Group Company is involved in any material dispute with any Tax Authority and, to the Seller’s knowledge, there is no action, audit, proceeding, litigation, prosecution or arbitration pending against any Group Company in respect of Tax.

16.6

Neither in the current financial year nor in the preceding five (5) financial years has a Group Company claimed an exemption from Tax in connection with any reorganizations or mergers, which could be annulled and give rise to Tax at the level of any Group Company after Completion as a result of non-compliance with the relevant conditions.

16.7

No Tax Authority has agreed to operate any special arrangement (that is, an arrangement which is not directly based on relevant Tax Law, published practice or an arrangement available to companies in general) in relation to the Tax affairs of any Group Company.

17	Inducements

No person has or will receive any payment, fee, commission or other benefit or compensation, from any Group Company nor will the Purchaser or any Group Company have any obligation to pay any such amount, fee, commission, benefit or compensation as a result of the consummation of the transactions contemplated in this Agreement other than as set out in Annex 17 to this Schedule 9.1.1 which will be settled by the Seller directly.

18	Disclosure

The Disclosed Information is true and correct in all material respects.

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Annex 17 to Schedule 9.1.1

Inducements

PricewaterhouseCoopers Advisory N.V. as financial advisor to the Seller

McKinsey & Co as commercial advisor to the Seller

Nielen Schuman B.V. corporate finance advisor to the Seller

Loyens & Loeff N.V. as legal advisor to the Seller

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Schedule 9.2

PURCHASER’S WARRANTIES

1	The Purchaser is a Dutch limited liability company (besloten vennootschap met beperkte aansprakelijkheid) duly incorporated and validly existing under the Laws of the Netherlands.

2

The Purchaser has full power and capacity and has taken all necessary action to authorise it to enter into and fulfil its obligations under this Agreement and each Transaction Document, and this Agreement constitutes, and each Transaction Document will, when executed, constitute, legally valid and binding obligations on the Purchaser, enforceable in accordance with the terms thereof.

3

The entering into of this Agreement and any Transaction Document by the Purchaser and the fulfilment of its obligations thereunder do not and will not conflict with, or constitute a breach of or a default or termination event under, any corporate document of the Purchaser, any agreement or instrument by which the Purchaser is bound, or any Law or order of a Governmental Entity or other restriction of any kind, that applies to or binds the Purchaser.

4

Except as expressly otherwise provided in this Agreement, no filing, application, registration, notification (or similar action) with, or consent, approval, authorisation, clearance or waiver from any Governmental Entity or other person is required on the part of the Purchaser to enter into this Agreement or to consummate the transactions contemplated by this Agreement.

5

The Purchaser has arranged all necessary financing and will at Completion have sufficient funds available to enable it to perform the obligations to be performed by it hereunder and to complete the Transaction, including without limitation the obligation to make payments of the Purchase Price and any other amounts contemplated by this Agreement on a fully committed and unconditional basis.

6

The Purchaser has not paid and will not pay any bonus or other incentive (in whatever form) to any shareholder, director or employee of any member of the Seller’s Group (including the Group Companies) as an incentive to complete the Transaction.

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Schedule 13

TAX

1	Definitions and interpretation

Capitalised words and expressions used in this Schedule have the meaning set out in Clause 1.1 and in this paragraph, unless the context otherwise requires.

Actual Tax Refund	has the meaning given in paragraph 5.1 of this Schedule;

Event	means any transaction, event, act or omission;

Over-provision	has the meaning given in paragraph 5.1 of this Schedule;

Purchaser’s Tax Relief	means (a) any Tax Relief of a member of the Purchaser’s Group (other than the Group Companies) and (b) any Tax Relief arising to any of the Group Companies after the Effective Date;

Tax Liability

means: (a) a liability of any Group Company to make an actual or increased payment of Tax to a Tax Authority; and (b) the use of any Purchaser’s Tax Relief against any Tax or income, profits or gains, where, but for such use a Group Company would have had an actual liability under (a) hereof in respect of which the Seller would otherwise have been liable pursuant to this Schedule (the amount of the Tax Liability for this purpose being deemed to be equal to the amount of the liability to Tax under (a) hereof that is saved by the use of the Purchaser’s Tax Relief);

Tax Relief

means any (a) relief, allowance, exemption or credit in respect of any Tax; (b) deduction in computing income, profits or gains for the purpose of any Tax; (c) right to repayment of Tax; and/or (d) losses, loss carry-forwards, loss carry-backs and losses available for group relief in respect of Tax; and

Windfall

means such amount in respect of any income, profits, gains or turnover relating to any period ending on or before the Effective Date which amount was never actually received before the Effective Date nor reflected in the Accounts.

2	Tax indemnity

The Seller shall indemnify (vrijwaren) and hold harmless (schadeloosstellen) the Purchaser for and against, and pay to the Purchaser an amount equal to:

(a)	any Tax Liability of any Group Company in respect of any income, profits, gains, turnover or wages, including such deemed amounts, which were earned, accrued or received or

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deemed to be earned, accrued or received, prior to the Effective Date, or any Event occurring and attributable to or deemed to be earned, accrued or attributable to, the period prior to the Effective Date,

(b)

any Tax Liability of any Group Company in respect of any income, profits, gains, turnover or wages, including such deemed amounts, which were earned, accrued or received or deemed to be earned, accrued or received, in the period from the Effective Date up to Completion, or any Event occurring and attributable to or deemed to be earned, accrued or attributable to, the period from the Effective Date up to Completion, in each case to the extent that (i) a Group Company does not retain any economic benefit of such Event, income, profits, gains, turnover or wages at the Completion Date (provided that this subparagraph (i) does not apply in respect of any transfer pricing correction required by applicable Law in effect prior to the date of this Agreement) and (ii) such Tax Liability, or income, profits, gains, turnover, wages or Events occurred or arose outside the ordinary course of business of the relevant Group Company;

(c)

any Tax Liability which is due in respect of any period prior to the Effective Date and which is primarily the liability of another entity (other than the Group Companies or a member of the Purchaser’s Group), for which any Group Company is liable; and

(d)

any reasonable third-party costs and expenses incurred by a member of the Purchaser’s Group, including the Group Companies: (i) in settling, defending, mitigating and or rejecting a claim that would give rise to a claim of Purchaser on the Seller in accordance with subparagraph (a) and (b) of this paragraph 2, and (ii) in respect of a claim under this paragraph 2, if sustained.

3	Exclusions

The Seller shall not be liable in respect of any Claim under paragraph 2 of this Schedule if and to the extent:

(a)

the Tax Liability concerned arises or is increased as a consequence of any voluntary act, omission or failure after Completion by any member of the Purchaser’s Group or any other person whose act or omission may be attributed to any member of the Purchaser’s Group; provided, however, that this paragraph (a) shall not apply to such acts or omissions required by Purchaser based on a written opinion from an independent and reputable Tax law or accountancy firm specialised in Tax matters that such act or omission is required to comply with applicable Law in effect prior to the date of the Agreement;

(b)	the Tax Liability concerned relates to a Windfall actually received by any Group Company after the Effective Date;

(c)

the Tax Liability concerned arises as a result of any change after Completion in Tax or accounting policies (including changes to the length or any accounting period for Tax purposes), bases, practices, or methods applied in preparing any accounts or valuing any assets or liabilities of any Group Company, unless such change is required by Purchaser based on a written opinion from an independent and reputable Tax law or accountancy firm specialised in Tax matters that such change is required to comply with applicable Law in effect prior to the date of the Agreement;

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(d)

the Tax Liability concerned arises as a result of an Event occurring at the written request or with the explicit written approval of a member of the Purchaser’s Group, including any Event contemplated in this Agreement, provided, however, that this paragraph (d) shall not apply to such an Event which is required by Purchaser based on a written opinion from an independent and reputable Tax law or accountancy firm specialised in Tax matters that such Event is required to comply with applicable Law in effect prior to the date of the Agreement;

(e)

the Tax Liability concerned arises or is increased as a result of any change or enactment of Law coming into effect after the date of this Agreement (whether or not taking effect retroactively), or any change in the official interpretation of existing Law since that date on the basis of case law, or the amendment of any administrative practice (beleid) by any Tax Authority, in either case occurring after the date of this Agreement;

(f)

recovery has been made from a third party, including under an insurance policy, or would have been available if the insurance policies which are in effect as at the date of this Agreement had been maintained on no less favourable terms after Completion, or the Tax Liability concerned is otherwise compensated for, including under the Seller’s Warranties;

(g)

it is only notified of the Claim concerned after expiry of the statutory limitation period applicable in the relevant jurisdiction to make a timely objection and/or appeal to the Tax matter giving rise to such Claim, but only if and to the extent the Seller is actually prejudiced by a failure by the Purchaser or any member of the Purchaser’s Group to notify the Seller before expiry of the statutory limitation period in accordance with the provisions of paragraph 8.1 of this Schedule;

(h)

the Tax Liability concerned arises, is increased, or is not resisted as a result of a member of the Purchaser’s Group (for the avoidance of doubt including the Group Companies after Completion) not complying with its obligations under this Agreement, but only if and to the extent such failure to comply has reasonably affected Seller; or

(i)

the Tax Liability concerned arises in respect of any period after Completion, or any Event occurring and attributable to the period after, or in respect of income, profits or gains earned, accrued or received (in each case, for applicable Tax Law purposes) after, Completion.

4	Reductions

4.1	When calculating the liability of the Seller in respect of a Claim under paragraph 2 of this Schedule, the following amounts shall be deducted:

(a)

the amount of any provision or reserve in respect of the Tax Liability giving rise to such Claim which has been made in the Accounts or which has otherwise specifically been taken into account or specifically reflected therein, or the amount in relation to the Tax Liability giving rise to such Claim which has otherwise been taken into account and is explicitly referenced as net debt, other debt like item, (net) working capital or Leakage item in calculating the Purchase Price; and

(b)	the amount of any Tax Benefit (either under paragraph (i) or paragraph (ii) of that definition) that is connected with such Claim or the fact or facts giving rise to such Claim.

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4.2

If any payment has been made by the Seller to the Purchaser in respect of a Claim and subsequently a Tax Benefit connected with the facts on which the relevant Claim is based is received or realized and paragraph (ii) of the definition of Tax Benefit is applied in accordance with this Agreement, and accordingly such Tax Benefit was not taken into account in calculating the liability of Seller pursuant to paragraph 4.1(b) of this Schedule, then Purchaser shall inform the Seller and pay, by way of an adjustment of the Purchase Price, the amount of such Tax Benefit to the Seller within 10 (ten) Business Days after such receipt or realization.

5	Tax Refund and Over-provision

5.1

If, other than as the result of the use of any Purchaser’s Tax Relief, (i) any Group Company actually receives any Tax Refund after the Effective Date in respect of any period ending on or prior to the Effective Date, to the extent such Tax Refund (an Actual Tax Refund) has not been taken into account in the Accounts, or (ii) any provision, reserve, accrual or liability in respect of any Tax Liability included in the Accounts is an over-provision or is overstated (Over-provision), then:

(a)

the Purchaser shall promptly notify the Seller of such Actual Tax Refund or Over-provision and, in the case of an Actual Tax Refund which has not yet actually been received, take or procure the taking of such action (at Seller’s cost) as may be reasonably required to obtain or secure such Actual Tax Refund; and

(b)

the amount of such Actual Tax Refund (net of costs associated therewith) and the amount of any such Over-provision shall be paid by the Purchaser to the Seller within 10 (ten) Business Days of its determination.

5.2

The Purchaser shall, upon request from the Seller, at the Seller’s cost and expense, provide the Seller with a written statement from an independent and reputable accountancy firm certifying the amounts of Actual Tax Refunds and Over-provisions available to any of the Group Companies since the Effective Date, which depending on the time of any such request, shall cover the period up to the first, second or third anniversary of the Completion Date. The Seller shall be given access to all relevant information reasonably necessary to determine the accuracy of any such written statement, and shall be entitled to make copies as they may reasonably require in connection therewith.

6	Due date for payment

The due date for a payment to be made by the Seller under paragraph 2 of this Schedule shall be 20 (twenty) Business Days after the date on which the Seller has received from the Purchaser notice in accordance with this Agreement setting out the amount due or, if later, 20 (twenty) Business Days after the earlier of the date on which:

(a)	an agreement, compromise or settlement has been reached between the Parties with respect to the Claim concerned;

(b)	an agreement, compromise or settlement has been reached with the Tax Authority in respect of the Tax Liability that is the object of the Claim concerned; or

(c)	the decision in respect of the Tax Liability that is the object of the Claim concerned is no longer appealable.

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7	Preparation of Tax Returns

7.1

The Seller shall timely prepare and file, or procure the timely preparation and filing of, all Tax Returns in respect of any Group Company in a manner and on a basis consistent with past practice, unless otherwise required by applicable Law, to the extent that these are required to be filed on or before the Completion Date.

7.2

The Purchaser shall timely prepare and file, or procure the timely preparation and filing of, in a manner and on a basis consistent with past practice, unless otherwise required by applicable Law, all Tax Returns in respect of the Group Companies for (a) any period ending on or before the Effective Date or (b) any other periods (or portions thereof) ending on or before Completion, to the extent the same shall not have been filed on or before Completion. With respect to any Tax Return which relates to any period starting before the Effective Date or which may result in a Claim under the Tax Indemnity or for breach of the Tax Warranties, the Purchaser shall procure that each relevant Group Company, shall:

(a)	send to the Seller for review a copy of such draft Tax Return at least 15 (fifteen) Business Days prior to the due date for filing thereof;

(b)	provide the Seller with such further information and assistance as they may reasonably require in order to review such draft Tax Return;

(c)	accept and incorporate all reasonable received comments the Seller may have in respect of such draft Tax Return; and

(d)

to the extent any position taken in any such Tax Return deviates from past practice, unless such deviation is required by Purchaser based on a written opinion from an independent and reputable Tax law or accountancy firm specialised in Tax matters that such deviation is required to comply applicable Law in effect prior to the date of the Agreement, only file such Tax Return after prior written consent from the Seller (which consent shall not be unreasonably withheld or delayed).

7.3

The Purchaser shall procure that no member of the Purchaser’s Group shall take any position in a Tax Return in respect of a Group Company which is contrary to the position that the Seller or the relevant Group Company has taken in the relevant Tax Return filed in the period up to the Completion Date, unless otherwise required by Law or with the prior written consent of the Seller.

7.4

The Purchaser shall procure that no member of the Purchaser’s Group shall amend, refile, withdraw or otherwise modify, or cause or permit to be amended, refiled, withdrawn or otherwise modified, any Tax Return filed by any Group Company in respect of any taxable year or period starting on or before the Effective Date, except as required by Law or with the prior written consent of Seller.

7.5

The Parties shall provide each other with such information and assistance as they (or any other member of their respective Groups) may reasonably require to comply with their respective obligations to prepare and file (or procure the preparation and filing of) Tax Returns under this paragraph 7.

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8	Conduct of Tax Issues

8.1

If the Purchaser or any other member of the Purchaser’s Group is notified or becomes aware of any fact, matter, circumstance or event which has given or is likely to give rise to a claim against any of them and which, in turn, has given or might give rise to (i) a Claim under the Tax Indemnity or (ii) a Claim for breach of the Tax Warranties, (each a Tax Issue), the Purchaser shall and shall procure that the relevant Group Company shall:

(a)

notify the Seller thereof in writing as soon as reasonably possible after becoming aware of such fact, matter, circumstance or Event and in any case involving an assessment with a time limit for objection or appeal at least 10 (ten) Business Days before the expiry of that time limit and in any other case, in any event within 10 (ten) Business Days after becoming aware, providing reasonable information, including if requested by Seller, copies of notices, correspondence or other documents that may be relevant for such Tax Issue;

(b)

unless agreed otherwise in writing with the Seller, timely file a pro forma objection (bezwaarschrift) with the relevant Tax Authority to the extent this is permitted by Law with respect to the relevant document received from such Tax Authority;

(c)

procure that the Seller and the Seller’s Representatives shall be granted reasonable access, at reasonable times and on reasonable notice, to the books and records, premises and relevant personnel of the Group and any other information relating to the Group which may reasonably be required to enable them to investigate such Tax Issue; and

(d)

allow the Seller, at its election, to assume the conduct of the Tax Issue (such conduct to be all-encompassing, including the right to instruct the relevant Group Companies which legal counsel to engage and to pursue, settle or compromise the conduct on their behalf), provided that Seller (i) acknowledges that Purchaser has a valid and undisputed claim on Seller with respect to such Tax Issue, (ii) indemnifies the Purchaser’s Group against any reasonable costs and expenses of third parties in relation to such Tax Issue and any other liability, cost, damage or expense reasonably incurred as a result of such Tax Issue, and (iii) will take no action which is likely to have a material adverse effect on the liability to Tax of a Group Company for which the Seller is not liable under this Schedule, provided that the Seller shall not, or no longer, have the right to assume the conduct if such claim is criminal in nature or would reasonably be expected to lead to criminal proceedings.

8.2	Upon the assumption of the conduct of the Tax Issue by the Seller, the Purchaser shall, and shall procure that the Group Companies shall:

(a)	act in accordance with any reasonable instructions of the Seller; and

(b)	provide the Seller, at Seller’s costs, with all assistance, information and documentation reasonably necessary in connection with the Seller’s conduct of the Tax Issue.

8.3	The Purchaser shall control the conduct of any Tax Issue not assumed by the Seller. The Purchaser shall, and shall procure that the Group Companies shall:

(a)	on an on-going basis keep the Seller promptly informed of and consult with the Seller with respect to all material developments in relation to such Tax Issue;

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(b)	take all reasonable efforts to keep any Tax Liability or Claim in respect of such Tax Issue as low as possible;

(c)	take into account any reasonable requests the Seller may have in pursuing the conduct of any such Tax Issue; and

(d)	take into account any reasonable comments the Seller may have on:

(i)	any material decisions relating to the conduct of the Tax Issue;

(ii)	any material communication to any third party (including any Tax Authority or competent court in relation to such Tax Issue); and

(iii)	any admission of liability, or any agreement, settlement or compromise of any kind in relation to such Tax Issue.

8.4

The Parties agree to, and the Purchaser shall procure that the Group Companies will, preserve all information, records and documents that may be required for the conduct of any Tax Issue until the expiration of any applicable statute of limitations or extensions thereof or for as long as the relevant dispute continues and, upon reasonable notice, to provide each other access to all books and records relating to the Group Companies as may be reasonably required to exercise their rights under this Schedule.

9	Tax warranties

Paragraphs 3, 4 and 6 of this Schedule apply mutatis mutandis to the Tax Warranties.

10	Limitations

For the avoidance of doubt, notwithstanding the foregoing, the provisions of Clause 11 (except for paragraph 11.1, 11.2, 11.3 and 11.4) and Clause 12 (except for paragraph 12.1, 12.2, 12.4 and 12.6), of the Agreement shall apply mutatis mutandis to Claims under the Tax Indemnity.

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SIGNATURE PAGES

Seller

/s/ H.J. Groeneveld
Name:	H.J. Groeneveld

Purchaser

Signed for and on behalf of Timken Europe B.V. by,

/s/ Philip D. Fracassa
Name:	Philip D. Fracassa
Title:	Attorney-in-Fact

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